Exhibit 99.2

PROPOSED

AGREEMENT AND PLAN OF MERGER

by and among

BROADCOM LIMITED (SINGAPORE),

BROADCOM LIMITED (DELAWARE),

QUANTUM MERGER SUB INC.

and

QUALCOMM INCORPORATED

dated as of

February [•], 2018

i

ii

Exhibit A: Implementation Agreement1

Exhibit B: Form of Holdco Amended and Restated Certificate of Incorporation

Exhibit C: Form of Holdco Amended and Restated Bylaws

[1]	Forms of the Implementation Agreement, Certificate of Incorporation and Bylaws have been filed with the SEC as part of Broadcom’s Proxy Statement relating to the Redomiciliation.

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February [•], 2018, is by and among Broadcom Limited, a public company limited by shares and incorporated under the laws of the Republic of Singapore (“Broadcom”), Broadcom Limited, a Delaware corporation and wholly owned subsidiary of Broadcom (“Holdco”), Quantum Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”) and Qualcomm Incorporated, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement. Broadcom, Holdco and Merger Sub are each sometimes referred to herein as a “Broadcom Party” and collectively as the “Broadcom Parties”. The Company and each Broadcom Party are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the board of directors of each Party has (a) determined that this Agreement is advisable and fair to, and in the best interests of, its shareholders or stockholders (as applicable), and (b) approved this Agreement;

WHEREAS, it is proposed that the Parties effect the acquisition of the Company by Holdco through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation;

WHEREAS, prior to the date hereof, Broadcom and Holdco entered into that certain Implementation Agreement, dated as of February [•], 2018 (the “Implementation Agreement”), which is attached hereto as Exhibit A, pursuant to which Broadcom and Holdco have agreed, subject to the terms and conditions thereof, to effect the Redomiciliation, whereby all of the issued ordinary shares in the capital of Broadcom (the “Broadcom Ordinary Shares”) shall be transferred to Holdco by way of a scheme of arrangement under Singapore law and as a result of which Broadcom will become a subsidiary of Holdco;

WHEREAS, the board of directors of each of Broadcom and the Company has, subject to and in accordance with this Agreement, resolved to recommend the approval or adoption of this Agreement and the Transactions by its respective shareholders or stockholders (as applicable); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

MERGER; REDOMICILIATION

Section 1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a subsidiary of Holdco. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

(b) The closing of the Merger (the “Closing”) will take place at 8:30 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the fourth (4th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Broadcom; provided that, in the event that pursuant to the foregoing terms, the Closing would occur on a date that is within the fifteen (15) day period prior to the closing of any Broadcom or Holdco fiscal quarter, at Broadcom’s written election delivered to the Company no later than three (3) Business Days prior to the date on which the Closing would have otherwise occurred, the Closing shall take place at 8:30 a.m., New York City time, on the first (1st) Business Day of the immediately succeeding fiscal quarter unless another date or time is agreed to in writing by the Company and Broadcom (provided that (i) such election shall be irrevocable upon delivery and effective as of 12:01 a.m., New York City time, on the date on which the Closing would have otherwise occurred, (ii) upon effectiveness thereof, each of the conditions to the obligations of the Broadcom Parties set forth in Section 7.2 (other than solely with respect to a Willful Breach by the Company occurring after the date of such election) shall be deemed to have been irrevocably fulfilled in all respects and Broadcom shall have irrevocably waived its right to terminate this Agreement pursuant to Section 8.1(d) (other than solely for a Willful Breach by the Company occurring after the date of such election), and (iii) in the case of such election, the Company shall have no right to terminate this Agreement pursuant to Section 8.1(b) until the third (3rd) Business Day of the immediately succeeding fiscal quarter). The date on which the Closing actually takes place is referred to as the “Closing Date”.

(c) On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Merger Sub and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.2 The Redomiciliation.

(a) Pursuant to, and subject to the terms and conditions of, the Implementation Agreement, Broadcom and Holdco shall implement a scheme of arrangement under Singapore law in accordance with Section 210 of the SCA, whereby all of the Broadcom Ordinary Shares will be transferred from the holders of such Broadcom Ordinary Shares to Holdco and in consideration of which Holdco shall issue to such holders one (1) validly issued, fully paid and non-assessable Holdco Share for each such Broadcom Ordinary Share transferred to Holdco (the “Redomiciliation”).

(b) Notwithstanding anything to the contrary in the Implementation Agreement, Broadcom and Holdco shall not modify or amend the Implementation Agreement if such modification or amendment would be adverse to the Company or prevent, impede or delay the consummation of the Merger, in each case without the prior written consent of the Company.

Section 1.3 Governing Documents.

(a) Prior to the Effective Time, the Broadcom Parties shall cause the certificate of incorporation of Holdco to be amended and restated to be in substantially the form set forth in Exhibit B and the bylaws of Holdco to be amended and restated to be in substantially the form set forth in Exhibit C, in each case together with such amendments or modifications thereto (i) as are necessary, desirable or appropriate to effect the Transactions or (ii) for which the Company has provided its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) At the Effective Time, the Company Certificate and the Company Bylaws shall be amended and restated in their entirety to read as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.4 Officers and Directors. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of Merger Sub (or, if Broadcom elects in a written notice delivered to the Company prior to the Effective Time, those officers specified in such notice) immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.5 Holdco Board Representation. Broadcom and Holdco shall take such actions as are necessary to cause one (1) director of the Company to be selected jointly by Broadcom and the Company and the Executive Chairman of the Company as of the date hereof to be appointed to the board of directors of Holdco immediately after the Effective Time.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Company Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, any Converted Shares and any Dissenting Shares) shall be automatically converted into the right to receive the following consideration (collectively, the “Merger Consideration”): (i) an amount in cash equal to the sum of $60.00 and the Additional Per Share Consideration, if any (the “Cash Consideration”) and (ii) [•]2 of a validly issued, fully paid and non-assessable Holdco Share (the “Stock Consideration”), in each case without interest and net of any applicable withholding Taxes, subject to the provisions of this Article II. From and after the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional Holdco Shares, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f). For purposes of this Agreement, “Additional Per Share Consideration” means, if the Effective Time occurs after [date to be inserted that is 12 months after signing] (and the Outside Date has automatically been extended pursuant to Section 8.1(b)) and the failure of the Effective Time to occur on or prior to such date was not proximately caused by the Company’s breach of any of its representations, warranties, covenants or agreements contained in this Agreement, an amount in cash equal to $0.009863 for each day during the period commencing on, and including, [date to be inserted that is 12 months after signing], and ending on, and including, the Closing Date, less any dividends per share paid or declared by the Company during such period. For purposes of illustration and assuming no dividends are declared, the Additional Per Share Consideration for a 30 day calendar month would equal $0.29589.

(b) Cancellation and Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Holdco or Merger Sub (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Broadcom or is owned by any direct or indirect wholly-owned Subsidiary of Broadcom (other than Holdco or Merger Sub) or by any direct or indirect wholly-owned Subsidiary of the Company (such shares of Company Common Stock, the “Converted Shares”) shall be converted into a number of shares of the Surviving Corporation common stock so as to maintain relative ownership percentages.

[2]	Exchange ratio equating to $22 per share to be determined using 5-day VWAP of Broadcom shares prior to signing.

(c) Treatment of Merger Sub Common Stock. At the Effective Time, each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.2 Exchange of Company Shares.

(a) Merger Exchange Fund. Prior to the Effective Time, Broadcom shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Company Certificates and Company Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or promptly after the Effective Time, Broadcom, Holdco or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Holdco Shares issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Holdco Shares portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends under Section 2.2(f) (such evidence of book-entry Holdco Shares and cash amounts, together with any dividends or other distributions with respect thereto, the “Merger Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Merger Exchange Fund shall be insufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends under Section 2.2(f), Broadcom, Holdco or Merger Sub shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount equal to the deficiency in the amount required to make such payment. Broadcom and Holdco shall cause the Exchange Agent to deliver, and the Exchange Agent shall deliver, the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends under Section 2.2(f) out of the Merger Exchange Fund in accordance with this Agreement. The Merger Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Merger Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Broadcom or Holdco; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Certificates or Company Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Merger Exchange Fund.

(b) Procedures for Surrender. Promptly after the Effective Time, Holdco shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Shares (the “Company Certificates”) or non-certificated Company Shares represented by book-entry (“Company Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Holdco may reasonably specify and (ii) instructions for effecting the surrender of the Company Certificates (or affidavits of loss in lieu thereof) or Company Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Holdco Shares in accordance with Section 2.2(f). Upon surrender of a Company Certificate (or an affidavit of loss in lieu thereof) or Company Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Holdco or the Surviving Corporation (including, if applicable, upon receipt of an “agent’s message” by the Exchange Agent with respect to the transfer of Company Book-Entry Shares), together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate or Company Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on Holdco Shares in accordance with Section 2.2(f) for each Company Share formerly represented by such Company Certificate or Company Book-Entry Share, and the Company Certificate or Company Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) or Company Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Company Certificate or Company Book-Entry Share is registered, it shall be a condition precedent of payment that (A) the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (and the Company Book-Entry Share so surrendered shall be in proper form for transfer) and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Company Certificate or Company Book-Entry Share (as applicable) surrendered or shall have established to the satisfaction of Holdco that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Company Certificate and Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Holdco Shares in accordance with Section 2.2(f), in each case without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to Holdco, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Merger Exchange Fund; No Liability. At any time following one (1) year after the Effective Time, Holdco shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Merger Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Company Certificates or Company Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Holdco Shares in accordance with Section 2.2(f), payable upon due surrender of their Company Certificates or Company Book-Entry Shares and compliance with the procedures set forth in Section 2.2(b), in each case without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Holdco, Broadcom or the Exchange Agent shall be liable to any holder of a Company Certificate or Company Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of any Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on Holdco Shares in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Holdco Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate or Company Book-Entry Share with respect to the Holdco Shares issuable hereunder, and all such dividends and other distributions shall be paid by Holdco to the Exchange Agent and shall be included in the Merger Exchange Fund, in each case until the surrender of such Company Certificate or Company Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Company Certificate or Company Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Holdco Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Holdco Shares.

Section 2.3 Dissenter’s Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, Company Shares issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and who has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment for such shares determined in accordance with Section 262 of the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(a), without interest thereon, upon surrender of such Company Certificate formerly representing such share or transfer of such Company Book-Entry Shares, as the case may be.

(b) The Company shall give prompt notice to Broadcom and Holdco of any demands received by the Company or any of its Representatives for appraisal or fair value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company or any of its Representatives relating to appraisal demands, and Broadcom and Holdco shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor any Company Subsidiary shall, without the prior written consent of Broadcom, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Equity Awards.

(a) Company Stock Options.

(i) As of the Effective Time, each unvested Company Stock Option granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Holdco and converted into a Holdco Stock Option to acquire (A) a number of whole Holdco Shares (rounded down to the nearest whole share) equal to the product obtained by multiplying (x) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, and (B) at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Company Share of such Company Stock Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 2.4(a), each such Holdco Stock Option issued pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same terms and conditions (including any applicable vesting terms) that applied to the corresponding Company Stock Option immediately prior to the Effective Time.

(ii) As of the Effective Time, each vested Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and converted into the right to receive a cash amount equal to (A) an amount, if positive, equal to (x) the Per Share Cash Equivalent Consideration minus (y) the exercise price per Company Share applicable to such Company Stock Option immediately prior to the Effective Time multiplied by (B) the number of Company Shares subject to such Company Stock Option immediately prior to the Effective Time, less applicable tax withholdings. For the avoidance of doubt, any vested Company Stock Option with an exercise price per Company Share as of immediately prior to the Effective Time that is greater than or equal to the Per Share Cash Equivalent Consideration shall be cancelled for no consideration immediately prior to the Effective Time and the holder of such Company Stock Option shall have no further rights with respect thereto. Any cash amounts payable pursuant to this Section 2.4(a)(ii) shall be paid as promptly as practicable following the Effective Time (but in no event later than thirty (30) days following the Effective Time).

(b) Company RSU Awards. As of the Effective Time, each restricted stock unit with respect to Company Shares (each, a “Company RSU Award”) that is unvested and outstanding under any Company Equity Plan shall be assumed by Holdco and converted into a Holdco RSU Award with respect to a number of Holdco Shares (rounded up to the nearest whole share) equal to the product obtained by multiplying (i) the applicable number of Company Shares subject to such unvested Company RSU Award immediately prior to the Effective Time by (ii) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 2.4(b), each Holdco RSU Award issued pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same terms and conditions (including vesting terms) that applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(c) Company DSU Awards; Vested Company RSU Awards. As of the Effective Time, each (i) deferred stock unit with respect to Company Shares (each, a “Company DSU Award”) held by a current or former non-employee director of the Company that is outstanding under any Company Equity Plan shall vest by its terms and (ii) each Company RSU Award that is vested and outstanding under any Company Equity Plan shall, in each case, be cancelled in exchange for the right to receive an amount in cash equal to (A) the Per Share Cash Equivalent Consideration multiplied by (B) the number of Company Shares subject to such award immediately prior to the Effective Time. Any Merger Consideration payable pursuant to this Section 2.4(c) shall be paid as promptly as practicable following the Effective Time (but in no event later than thirty (30) days following the Effective Time); provided that, notwithstanding anything to the contrary in this Section 2.4(c), if required to comply with Section 409A of the Code, such Merger Consideration shall be paid on the settlement date for such award specified under the terms of the applicable award agreement.

(d) Termination of the Company ESPP. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to the offering period in effect as of the date hereof (the “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Period terminates prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if the Current ESPP Offering Period is still in effect at the Effective Time, then the last day of the Current ESPP Offering Period shall be accelerated to a date before the Closing Date as specified by the Company Board of Directors in accordance with Section 14 of the Company ESPP.

(e) Company Actions. Prior to the Effective Time, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company ESPP, Company Stock Options, Company RSU Awards and Company DSU Awards (the “Company Equity Awards”) as contemplated by this Section 2.4.

Section 2.5 Withholding. Broadcom, Holdco, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares. No certificate or scrip representing fractional Holdco Shares shall be issued upon the surrender for exchange of Company Certificates or Company Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Holdco. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Holdco Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Holdco Share multiplied by the closing sale price of a Broadcom Ordinary Share (if prior to the Redomiciliation) or Holdco Share (if after the Redomiciliation) on NASDAQ on the trading day immediately preceding the Effective Time.

Section 2.7 Adjustments. If at any time between the date of this Agreement and the Effective Time any change in capitalization of the Company or Broadcom (prior to the Redomiciliation) or Holdco (following the consummation of the Redomiciliation) shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split) or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into capital stock of the relevant Party) with a record date before or during such period (in each case other than as a result of the Redomiciliation and the potential redemption of all the Broadcom Preference Shares in connection therewith), the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted in this Agreement to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.7 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed or furnished with the SEC since September 25, 2016 and publicly available prior to the date hereof (but excluding, in each case, any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section or any other disclosures included therein to the extent they are predictive or forward-looking in nature) (it being understood that this clause (a) shall not apply to Section 3.2) or (b) in the corresponding section of the disclosure letter delivered by the Company to Broadcom in connection with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or sub-section of Section 3 of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or sub-Section of this Article III to which the relevance of such matter to the other Sections or sub-Sections of this Article III is reasonably apparent on the face of such disclosure), the Company represents and warrants to the Broadcom Parties as set forth below in this Article III.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized or incorporated, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized or incorporated, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof. The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or the Company Bylaws.

(b) Subsidiaries. All of the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 6,000,000,000 shares of Company Common Stock and 8,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of February [•], 2018 (the “Company Capitalization Date”), (i)(A) [•] Company Shares were issued and outstanding, (B) [•] Company Shares were held in treasury and (C) no Company Shares were held by Subsidiaries of the Company, (ii) Company Stock Options to purchase [•] Company Shares were outstanding and had a weighted average exercise price of $[•] per share, (iii) Company RSU Awards with respect to [•] Company Shares were outstanding (assuming that any applicable performance goals relating to performance periods that are incomplete as of the date hereof are achieved at maximum), (iv) Company DSU Awards with respect to [•] Company Shares were outstanding, (v) [•] Company Shares were reserved for issuance pursuant to the Company Equity Plans, (vi) [•] Company Shares were reserved for issuance pursuant to the Company ESPP and (vii) no shares of Company Preferred Stock were issued or outstanding. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. None of the Company Subsidiaries owns any capital stock of the Company.

(b) Except as set forth in Section 3.2(a), as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date and prior to the date hereof, but which were reserved for issuance as set forth in Section 3.2(a), (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned and (iii) there are no other rights or instruments outstanding that are linked in any way to the price of Company Shares or any shares of capital stock or other equity interests of any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the Merger) to receipt of the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the Merger, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the DSOS) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Company Board of Directors has unanimously (A) determined that the terms of the Merger are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders to enter into, and declared advisable, this Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms, and subject to the conditions, contained herein and (D) has adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Broadcom Parties, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or the loss of a benefit under, any Contract or right binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) (solely with respect to Company Subsidiaries that are not Significant Subsidiaries) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the Company’s ability to consummate the Transactions.

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, including all certifications required pursuant to the Sarbanes-Oxley Act, since September 27, 2015 (the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s internal controls over financial reporting provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since September 27, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 24, 2017 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business consistent with past practice since September 24, 2017 and (c) as expressly required by this Agreement, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Laws; Permits.

(a) The Company and the Company Subsidiaries are, and have been since September 27, 2015, in compliance with all Laws applicable to the Company, such Subsidiaries or any of their respective properties, rights or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease, use and operate their respective properties, rights and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Employee Benefit Plans.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in compliance with applicable Laws, (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (iii) neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (iv) there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, (v) each Company Benefit Plan, if any, which is maintained outside of the United States that is intended to qualify for special tax treatment meets all requirements for such treatment, and that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, (vi) none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates (A) contributes to or is obligated to contribute to, or within the six (6) years preceding the date hereof contributed to, or was obligated to contribute to, a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or (B) has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA and (vii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(b) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder.

(c) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable United States state Law.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits or (iv) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Broadcom, Holdco and the Broadcom Subsidiaries to merge, amend or terminate any Company Benefit Plans.

Section 3.9 Absence of Certain Changes or Events.

(a) From September 24, 2017 through the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From September 24, 2017 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

Section 3.10 Investigation; Litigation.

(a) To the knowledge of the Company, there is no investigation or review pending or threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before any Governmental Entity, and there are no orders, judgments or decrees of any Governmental Entity, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the proxy statement in preliminary and definitive form relating to the Company Meeting, the Broadcom Special Meeting and/or the Broadcom Redomiciliation Meeting, and which may be used as a prospectus of Holdco with respect to the Holdco Shares issuable in the Merger (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which, among other things, the offer and sale of Holdco Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Holdco (together with any amendments or supplements thereto, the “Form S-4”) and in the Redomiciliation Proxy Statement will not, on the date that any such document is first mailed to the stockholders of the Company or the shareholders of Broadcom (as applicable) or at the time the Form S-4 is declared effective or at the time of the Company Meeting, the Broadcom Special Meeting or the

Broadcom Redomiciliation Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than portions thereof relating solely to the Broadcom Special Meeting or the Broadcom Redomiciliation Meeting) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.11, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus or the Redomiciliation Proxy Statement which were not supplied by or on behalf of the Company.

Section 3.12 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all Tax Returns that are required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld or collected in respect of amounts owing to or from any employee, creditor, shareholder or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement;

(c) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, and there is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity, except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement;

(d) neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(e) none of the Company or any of the Company Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor;

(f) there are no Liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries, except for any Permitted Liens; and

(g) neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 3.13 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or similar organization. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage, and (b) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the knowledge of the Company, threatened, involving employees of the Company or any Company Subsidiary.

Section 3.14 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, and (ii) to the knowledge of the Company, such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling.

(b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of the Company Subsidiaries (and no such claims have been received in the last three (3) years) by any Person alleging infringement or misappropriation by the Company or any of the Company Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the conduct of the businesses of the Company and the Company Subsidiaries does not infringe, violate or misappropriate upon, and has not infringed, violated or misappropriated in the last three (3) years, any Intellectual Property or any other similar proprietary right of any Person.

(d) As of the date hereof, neither the Company nor any of the Company Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company and the Company Subsidiaries have taken all reasonably available measures to protect and maintain the secrecy and confidentiality of all Trade Secrets of the Company or any of the Company Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

Effect, (i) to the knowledge of the Company, no third party has misappropriated Trade Secrets of the Company and (ii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of the Company Subsidiaries by any person challenging the ownership of any Trade Secrets of the Company or any of the Company Subsidiaries.

(f) The Company Products are in compliance with applicable open source license obligations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of [•], dated the date of this Agreement, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of the Company (other than Broadcom or any affiliate of Broadcom), which opinion was given on the basis of and subject to the factors, assumptions and limitations set forth in such opinion. A copy of such written opinion will be provided to Broadcom promptly following the date of this Agreement for informational purposes.

Section 3.16 Required Vote. The Company Stockholder Approval is the only vote of holders of securities of the Company which is required to consummate the Transactions.

Section 3.17 Specified Contracts.

(a) Each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), or to which any of their respective properties, rights or assets is subject, is referred to herein as a “Specified Contract”:

(i) any partnership, joint venture, strategic alliance or similar Contract (other than Contracts solely between or among the Company and/or wholly owned Company Subsidiaries);

(ii) each Contract not otherwise described in any other subsection of this Section 3.17(a) that is reasonably expected to involve future capital or similar expenditures by the Company or any Company Subsidiary of more than $25 million in any twelve (12)-month period following the date hereof;

(iii) each Contract (including with customers and suppliers) that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25 million in any twelve (12)-month period following the date hereof, or has resulted in the receipt or making of such payments in the twelve (12)-month period preceding the date hereof;

(iv) each Contract relating to outstanding Indebtedness (or commitments for Indebtedness) of the Company or any of the Company Subsidiaries in an amount in excess of $50 million other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary, and (B) letters of credit and guarantees of payment, performance and other obligations to vendors, suppliers or customers entered into in the ordinary course of business consistent with past practice;

(v) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member;

(vi) any Contract (excluding (A) licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms, and (B) licenses granted by third parties in the ordinary course of business consistent with past practice to the extent necessary for the manufacture by the Company or its Subsidiaries of products for such third parties) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party;

(vii) any Contract (excluding non-exclusive licenses granted to manufacturers of any of the Company Products in the ordinary course of business consistent with past practice to the extent required to accomplish such manufacturing) under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property (including any development thereof);

(viii) any Contract that (A) contains a right of first refusal, first offer or first negotiation, or (B) contains any exclusivity provisions or provisions restricting or limiting the right or ability of the Company or any of the Company Subsidiaries (or that would restrict Broadcom, Holdco or any Broadcom Subsidiary after the Effective Time) to compete or transact in any business or with any Person or in any geographic area or to supply, sell or distribute any product, service or Intellectual Property;

(ix) any Contract that contains any “most favored nation” or similar terms (including if such terms would apply to Broadcom, Holdco or any Broadcom Subsidiary after the Effective Time);

(x) any Contract that is a settlement, conciliation or similar agreement that (A) restricts the activities or any business of, or imposes non-monetary obligations upon, the Company or any Company Subsidiaries (or would restrict or impose such obligations on Broadcom, Holdco or any Broadcom Subsidiary after the Effective Time), or (B) requires the Company or any of the Company Subsidiaries (or would require Broadcom, Holdco or any Broadcom Subsidiary after the Effective Time) to pay more than $10 million after the date of this Agreement or admit to any wrongdoing;

(xi) with any Governmental Entity that is material to the conduct of the business of the Company or any Company Subsidiary; or

(xii) any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Specified Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Specified Contract is in breach of or default under the terms of any Specified Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as had not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Specified Contract is a valid and binding obligation of the Company or the Company Subsidiary that is a party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except as may be limited by Bankruptcy and Equity Exceptions.

Section 3.18 Finders and Brokers. Neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than [•], who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other Transactions.

Section 3.19 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole:

(a) neither the Company nor any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary has in the last three (3) years, in connection with the business of the Company or any Company Subsidiary, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation; and

(b) neither the Company nor any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary, are, or in the past three (3) years have been, subject to any actual, pending or, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

Section 3.20 Takeover Laws; No Rights Agreement. The Company Board of Directors has taken all action necessary so that no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (including Section 203 of the DGCL) (collectively, “Takeover Laws”) is applicable to the Merger and the other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or shareholder rights plan.

Section 3.21 No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that no Broadcom Party nor any Representative of any Broadcom Party makes or has made, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to any Broadcom Party or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE BROADCOM PARTIES

Except as disclosed (a) in the Broadcom SEC Documents filed or furnished with the SEC since October 30, 2016 and publicly available prior to the date hereof (but excluding, in each case, any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section or any other disclosures included therein to the extent they are predictive or forward-looking in nature) (it being understood that this clause (a) shall not apply to Section 4.2) or (b) in the corresponding section of the disclosure letter delivered by Broadcom to the Company in connection with the execution of this Agreement (the “Broadcom Disclosure Letter”) (it being agreed that disclosure of any item in any section or sub-section of Section 4 of the Broadcom Disclosure Letter shall be deemed disclosure with respect to any other Section or sub-Section of this Article IV to which the relevance of such matter to the other Sections or sub-Sections of this Article IV is reasonably apparent on the face of such disclosure), the Broadcom Parties jointly and severally represent and warrant to the Company as set forth below in this Article IV.

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Broadcom Parties and the Broadcom Subsidiaries is a legal entity duly organized or incorporated, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized or incorporated, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the ability of the Broadcom Parties to consummate the Redomiciliation, the Merger and the other Transactions. Broadcom has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Constitution of Broadcom as amended to the date hereof (the “Broadcom Constitution”). The Broadcom Constitution is in full force and effect and Broadcom is not in violation of the Broadcom Constitution.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Broadcom Subsidiary (other than Broadcom Partnership) have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Broadcom or Broadcom Partnership free and clear of all Liens. All the issued and outstanding partnership units of the Broadcom Partnership have been validly issued and are fully paid and nonassessable and are owned by Broadcom free and clear of all Liens.

Section 4.2 Capitalization.

(a) As of February [•], 2018 (the “Broadcom Capitalization Date”), (i)(A) [•] Broadcom Ordinary Shares were issued, (B) [•] Broadcom Ordinary Shares were held in treasury and (C) [•] special preference shares of Broadcom (“Broadcom Preference Shares”) were issued, (ii) options to purchase [•] Broadcom Ordinary Shares were outstanding, (iii) restricted share unit awards with respect to [•] Broadcom Ordinary Shares were outstanding (assuming that any applicable performance goals relating to performance periods that are incomplete as of the date hereof are achieved at maximum), (iv) [•] Broadcom Ordinary Shares were may be issued pursuant to the Broadcom Equity Plans and (v) [•] Broadcom Ordinary Shares may be issued pursuant to the Broadcom ESPP. All the outstanding Broadcom Ordinary Shares are, and all Broadcom Ordinary Shares that may be issued as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and free of pre-emptive rights. As of the Broadcom Capitalization Date, [•] restricted exchangeable partnership units of the Broadcom Partnership were issued and outstanding, which are exchangeable for the Broadcom Ordinary Shares, on a one-for-one basis, which obligation Broadcom may elect to settle either in cash or in Broadcom Ordinary Shares.

(b) Except as set forth in Section 4.2(a), as of the date hereof: (i) Broadcom does not have any shares or other equity interests issued other than Broadcom Shares that were issued after the Broadcom Capitalization Date and prior to the date hereof, but which were reserved for issuance (or that were set forth above as may be issued) as set forth in Section 4.2(a), (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares or other equity interests obligating Broadcom or any of the Broadcom Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Broadcom or any Broadcom Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Broadcom or a Broadcom Subsidiary); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares or other equity interests; or (D) provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Broadcom Subsidiary that is not wholly owned and (iii) there are no other rights or instruments outstanding that are linked in any way to the price of Broadcom Ordinary Shares or any shares of capital stock or other equity interests of any Broadcom Subsidiary.

(c) All of the issued and outstanding shares of Holdco are validly issued and are fully paid and nonassessable and, prior to the Redomiciliation, wholly owned by Broadcom.

(d) Neither Broadcom nor any Broadcom Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Broadcom on any matter.

(e) Other than with respect to partnership units of the Broadcom Partnership and Broadcom Preference Shares, there are no voting trusts or other agreements or understandings to which Broadcom or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Broadcom or any Broadcom Subsidiary.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of the Broadcom Parties has all requisite corporate or similar power and authority to enter into this Agreement and (in the case of Broadcom and Holdco) the Implementation Agreement and, subject (in the case of the Redomiciliation and the issuance of Holdco Shares in connection with the Merger) to receipt of the Broadcom Shareholder Approval, (in the case of the Redomiciliation) to the issuance of the Singapore Court Order, and (in the case of the Merger) to the adoption of this Agreement by Merger Sub’s sole stockholder (which adoption shall occur promptly after the execution and delivery of this Agreement), to consummate the Transactions, including the Redomiciliation and the Merger. The execution and delivery of this Agreement and the Implementation Agreement and the consummation of the Transactions have been duly and validly authorized by the Broadcom Board of Directors and (in the case of the Redomiciliation and the issuance of Holdco Shares in connection with the Merger, except for (i) receipt of the Broadcom Shareholder Approval and the adoption of this Agreement by Merger Sub’s sole shareholder and (ii) the lodging of the Singapore Court Order with the ACRA) no other corporate proceedings on the part of Broadcom, Holdco or any Broadcom Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Broadcom Board of Directors has unanimously (A) determined that the terms of the Redomiciliation and the Merger are fair to, and in the best interests of, Broadcom and its shareholders, (B) determined that it is in the best interests of Broadcom and its shareholders to enter into, and declared advisable, this Agreement and the Implementation Agreement, (C) approved the execution and delivery by Broadcom of this Agreement and the Implementation Agreement, the performance by Broadcom of its covenants and agreements contained herein and therein and the consummation of the Redomiciliation and the Merger upon the terms, and subject to the conditions, contained herein and therein and (D) has adopted a resolution to make, subject to Section 5.3, the Broadcom Board Recommendation. This Agreement has been duly and validly executed and delivered by each Broadcom Party and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each Broadcom Party, enforceable against each such Party in accordance with its terms, except as may be limited by Bankruptcy and Equity Exceptions. The Implementation Agreement has been duly and validly executed and delivered by Broadcom and Holdco and constitutes the valid and binding agreement of such Broadcom Party, enforceable against each such Party in accordance with its terms, except as may be limited by Bankruptcy and Equity Exceptions.

(b) Other than in connection with or in compliance with (i) the DGCL and the SCA and other Laws of the Republic of Singapore, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws and (vi) any applicable requirements of NASDAQ, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Broadcom Parties of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the ability of the Broadcom Parties to consummate the Redomiciliation, the Merger and the other transactions contemplated by this Agreement and the Implementation Agreement.

(c) The execution and delivery by each Broadcom Party of this Agreement and by Holdco and Broadcom of the Implementation Agreement does not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof and thereof will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or the loss of a benefit under, any Contract or right binding upon any Broadcom Party or any of the Broadcom Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of any of the Broadcom Parties or any of the Broadcom Subsidiaries, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Broadcom Constitution or the organizational documents of any other Broadcom Party or any other Broadcom Subsidiary or (iii) conflict with or violate any Laws applicable to any of the Broadcom Parties or any of the Broadcom Subsidiaries or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii) (with respect to Broadcom Subsidiaries that are not Significant Subsidiaries) and (iii), any such violation, conflict, breach, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect and which would not reasonably be expected to prevent, materially impede or materially delay the ability of the Broadcom Parties to consummate the Transactions.

Section 4.4 Reports and Financial Statements.

(a) Broadcom has timely filed with or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, including all certifications required pursuant to the Sarbanes-Oxley Act, since November 1, 2015 (the “Broadcom SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Broadcom SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Broadcom SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Broadcom included in the Broadcom SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Broadcom and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Broadcom has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Broadcom’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Broadcom in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Broadcom’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Broadcom’s internal controls over financial reporting provide reasonable assurance regarding the reliability of Broadcom’s financial reporting and the preparation of Broadcom financial statements for external purposes in accordance with GAAP. Since November 1, 2015, Broadcom’s principal executive officer and its principal financial officer have disclosed to Broadcom’s auditors and the audit committee of the Broadcom Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Broadcom’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in Broadcom’s internal controls. Each of the principal executive officer and the principal financial officer of Broadcom (or each former principal executive officer of Broadcom and each former principal financial officer of Broadcom, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley Act with respect to the Broadcom SEC Documents, and the statements contained in such certifications are true and accurate.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Broadcom’s consolidated balance sheet (or the notes thereto) as of October 29, 2017 included in the Broadcom SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business consistent with past practice since October 29, 2017, and (c) as expressly required by this Agreement, neither Broadcom nor any Broadcom Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) The Broadcom Parties and the Broadcom Subsidiaries are, and have been since November 1, 2015, in compliance with all Laws applicable to such Broadcom Parties, such Subsidiaries or any of their respective properties, rights or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) The Broadcom Parties and the Broadcom Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Broadcom Parties and the Broadcom Subsidiaries to own, lease, use and operate their respective properties, rights and assets or to carry on their respective businesses as they are now being conducted (the “Broadcom Permits”), except where the failure to have any of the Broadcom Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect. All Broadcom Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events.

(a) From October 29, 2017 through the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) From October 29, 2017 through the date of this Agreement, Broadcom and the Broadcom Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

Section 4.9 Investigation; Litigation.

(a) To the knowledge of Broadcom, there is no investigation or review pending or threatened by any Governmental Entity with respect to any Broadcom Party or any Broadcom Subsidiary or any of their respective properties, rights or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(b) There are no claims, actions, suits or proceedings pending (or, to the knowledge of Broadcom, threatened) against any Broadcom Party or any Broadcom Subsidiary or any of their respective properties, rights or assets before any Governmental Entity, and there are no orders, judgments or decrees of any Governmental Entity, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

Section 4.10 Information Supplied. The information relating to any of the Broadcom Parties and the Broadcom Subsidiaries to be contained in, or incorporated by reference in, the Joint Proxy Statement/Prospectus, the Form S-4 and the Redomiciliation Proxy Statement will not, on the date any such document is first mailed to shareholders of Broadcom or the stockholders of the Company (as applicable) or at the time the Form S-4 is declared effective or at the time of the Broadcom Special Meeting, the Broadcom Redomiciliation Meeting or the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus and the Form S-4 (other than portions thereof relating solely to the Company Meeting) and the Redomiciliation Proxy Statement will comply in all material respects as to form with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by any Broadcom Party with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 and the Redomiciliation Proxy Statement which were not supplied by or on behalf of a Broadcom Party.

Section 4.11 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect, (i) either Broadcom or a Broadcom Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted, (ii) to the knowledge of Broadcom, such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling.

(b) There are no pending or, to the knowledge of Broadcom, threatened claims against Broadcom or any of the Broadcom Subsidiaries (and no such claims have been received in the last three (3) years) by any Person alleging infringement or misappropriation by Broadcom or any of the Broadcom Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that have had or would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect, the conduct of the businesses of Broadcom and the Broadcom Subsidiaries does not infringe, violate or misappropriate upon, and has not infringed, violated or misappropriated in the last three (3) years, any Intellectual Property or any other similar proprietary right of any Person.

(d) As of the date hereof, neither Broadcom nor any of the Broadcom Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement has had or would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

(e) Broadcom and the Broadcom Subsidiaries have taken all reasonably available measures to protect and maintain the secrecy and confidentiality of all Trade Secrets of Broadcom or any of the Broadcom Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse

Effect, (i) to the knowledge of Broadcom, no third party has misappropriated Trade Secrets of Broadcom and (ii) there are no pending or, to the knowledge of Broadcom, threatened claims against Broadcom or any of the Broadcom Subsidiaries by any person challenging the ownership of any Trade Secrets of Broadcom or any of the Broadcom Subsidiaries.

(f) The Broadcom Products are in compliance with applicable open source license obligations, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect.

Section 4.12 Opinion of Financial Advisor. The Broadcom Board of Directors has received an opinion from [•], dated the date of this Agreement, as to the fairness, from a financial point of view, to Broadcom of the Merger Consideration being paid pursuant to this Agreement, which opinion was given on the basis of and subject to the factors, assumptions and limitations set forth in such opinion. A copy of such written opinion will be provided to the Company promptly following the date of this Agreement for informational purposes.

Section 4.13 Required Vote. The Broadcom Shareholder Approval is the only vote of holders of securities of Broadcom which is required to consummate the Transactions.

Section 4.14 Finders and Brokers. Neither Broadcom nor any Broadcom Subsidiary has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission from the Company or any Company Subsidiary in connection with or upon consummation of the Merger or the other Transactions based upon arrangements made by or on behalf of Broadcom.

Section 4.15 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not be material to Broadcom and the Broadcom Subsidiaries, taken as a whole:

(a) neither Broadcom nor any Broadcom Subsidiary, nor any director, officer or employee of Broadcom or any Broadcom Subsidiary has in the last three (3) years, in connection with the business of Broadcom or any Broadcom Subsidiary, itself or, to Broadcom’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Broadcom or any Broadcom Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation; and

(b) neither Broadcom nor any Broadcom Subsidiary, nor any director, officer or employee of Broadcom or any Broadcom Subsidiary, are, or in the past three (3) years have been, subject to any actual, pending, or, to the knowledge of Broadcom, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Broadcom or any Broadcom Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA.

Section 4.16 Financing.

(a) Broadcom has delivered to the Company a true and complete copy of (i) the executed Debt Commitment Letter and (ii) the executed Debt Fee Letter (which may be redacted as to fees, yield or interest rate caps, original issue discount amounts, economic terms, flex terms and successful syndication level). As of the date of this Agreement, neither Broadcom nor any of the Broadcom Subsidiaries has entered into any agreement, side letter or other arrangement relating to the debt financing of the Transactions, in each case, that would impose conditions to the funding of the full amount of the Financing provided by the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter and the Debt Fee Letter. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date hereof, the Debt Commitment Letter represents (A) a valid, binding and enforceable obligation of Broadcom and (B) to the knowledge of Broadcom, a valid, binding and enforceable obligation of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by Bankruptcy and Equity Exceptions. Broadcom or a Broadcom Subsidiary has fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter and the Debt Fee Letter on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Broadcom or, to the knowledge of Broadcom, any other party thereto under the Debt Commitment Letter. As of the date of this Agreement, assuming the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company in all material respects, Broadcom has no reason to believe that any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied, nor does Broadcom have knowledge, as of the date of this Agreement, that the Financing will not be made available to Broadcom or Holdco on the Closing Date in accordance with the terms of the Debt Commitment Letter.

(b) The proceeds of the Financing, if funded, together with any available cash of the Parties and their respective Subsidiaries and any cash proceeds from any equity financing that Broadcom or Holdco may implement prior to the Effective Time, shall constitute sufficient funds for Broadcom and Holdco to consummate the Transactions, including the making of all required cash payments in connection with the Transactions, including payment of the aggregate Cash Consideration and Fractional Share Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions on the Closing Date. Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any Financing by any Broadcom Party be a condition to any of the Broadcom Party’s obligations hereunder.

Section 4.17 No Other Representations. Except for the representations and warranties contained in Article III, each Broadcom Party acknowledges that neither the Company nor any Representative of the Company makes, and each Broadcom Party acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to any of the Broadcom Parties in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to any of the Broadcom Parties or to their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as expressly required or expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) as consented to in writing by Broadcom, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers, employees and other Persons with whom it and they have material business relations.

(b) The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as set forth in Section 5.1(b) of the Company Disclosure Letter, (2) as expressly required or expressly contemplated by this Agreement (other than as required or contemplated by Section 5.1(a)), (3) as required by applicable Law or (4) as consented to in writing by Broadcom, the Company shall not, and shall not permit any Company Subsidiary to (and no Company Subsidiary shall):

(i) amend its Governing Documents, other than immaterial amendments of the Governing Documents of any Company Subsidiary;

(ii) authorize, declare, set aside for payment or pay any dividends on or make any distribution or payment with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for (A) dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary and (B) regular quarterly cash dividends payable by the Company in respect of Company Shares in the ordinary course of business consistent with past practice in an amount not exceeding $0.57 per Company Share in any fiscal quarter and with record dates set forth in Section 5.1(b)(ii) of the Company Disclosure Letter;3

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;

(iv) enter into any Contract with respect to the voting of its capital stock or other equity interest;

[3]	To align dividend declarations, the record dates to be set forth in the Company Disclosure Letter to occur immediately after Broadcom’s regular record date schedule.

(v) adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization, or enter into any new line of business;

(vi) issue, deliver, grant, sell, amend the terms of, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock (including restricted stock), voting securities or other equity interest or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise required by the express terms of any Company Equity Award outstanding on the date hereof), other than (A) issuances of Company Shares in respect of any exercise of Company Stock Options or the exercise of options to purchase Company Shares outstanding under the Company ESPP as of the date hereof or the vesting or settlement of Company Equity Awards (in each case in accordance with their respective present terms), (B) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case in the ordinary course of business consistent with past practice or (C) grants of equity awards under the Company Equity Plans solely to the extent permitted by Section 5.1(b)(viii)(C);

(vii) directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares or other equity interests, except for (A) acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto in the ordinary course of business consistent with past practice, (B) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards in the ordinary course of business consistent with past practice and (C) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) except as required by the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any of its directors, employees or individual independent contractors, other than increases in cash base salaries for employees below the director level at times and in amounts in the ordinary course of business consistent with past practice, (B) grant to any of its directors, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than annual grants of equity awards under the Company Equity Plans to employees of the Company below the director level in the ordinary course of business consistent with past practice (provided that (1) the form, vesting terms, and performance metrics of such awards and allocation of service- and performance-vesting awards shall, in each case, be consistent in all material respects with annual equity awards granted in fiscal year 2017 to employees below the director level and (2) the aggregate grant date value of such equity awards shall not exceed the aggregate grant date value of annual equity award grants made to employees below the director level in 2017), (D) enter into any employment, consulting, severance, or retention agreement (excluding offer letters entered into with employees below the director level in the ordinary course of business consistent with past practice that provide for no severance, retention or change in control benefits) with any of its directors, officers, employees or individual independent contractors, (E) establish, adopt, enter into, amend or terminate any agreement with any collective bargaining, labor organization, works council, trade union, or other similar organization or any Company Benefit Plan or any compensation or benefit plan, agreement or arrangement that would be considered a Company Benefit Plan if in effect as of the date hereof, (F) take any action to accelerate any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any employee or individual independent contractor at the level of director or above, other than for cause, (H) hire any employee or individual independent contractor at the level of director or above, (I) promote any employee at the level of director or above or (J) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

(ix) make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(x) authorize, consummate or enter into agreements providing for any acquisitions of an equity interest in or the assets of any Person or any business or division thereof, or any joint ventures, partnerships, mergers, consolidations or business combinations or investments in or capital contributions to any Person, except for (A) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, and (B) purchases of materials, components, supplies or inventory, in each case made in the ordinary course of business consistent with past practice;

(xi) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than any Permitted Liens), any of its properties, rights or assets (including any Intellectual Property, any business or any shares in the capital of the Company Subsidiaries or any other Person), except (A) sales of Company Products (and, to the extent necessary in connection with such sales, non-exclusive licenses of Intellectual Property) or dispositions of obsolete or worthless equipment, in each case in the ordinary course of business consistent with past practice and, in the case of non-exclusive licenses of Intellectual Property in connection with sales of Company Products, on terms that are not worse for the Company and the Company Subsidiaries than contained in similar licenses granted by the Company and the Company Subsidiaries prior to the date hereof, and (B) for transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

(xii) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material registered Intellectual Property rights of the Company or any of the Company Subsidiaries;

(xiii) adopt, establish, terminate, amend or modify, or fail to comply with in any material respect, any policies or procedures, whether written or oral, with respect to the use or distribution by the Company or any Company Subsidiaries of any Public Software;

(xiv) enter into or become bound by, or amend, modify, terminate or waive any Contract or other obligation relating to the acquisition, disposition or granting of any license with respect to Intellectual Property rights, or otherwise encumber any Intellectual Property rights (including by the granting of any covenants, including any covenant-not-to-sue or covenant-not-to-assert), other than non-exclusive licenses of Intellectual Property to the extent necessary in connection with the sale or manufacture of Company Products in the ordinary course of business consistent with past practice and on terms that are not worse for the Company and the Company Subsidiaries than contained in similar licenses granted prior to the date hereof;

(xv) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness among the Company and wholly-owned Company Subsidiaries or among wholly-owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness of wholly-owned Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any wholly-owned Company Subsidiary, which indebtedness is incurred in compliance with this Agreement, (C) indebtedness for borrowed money not to exceed $50 million in aggregate principal amount incurred in the ordinary course of business, so long as such indebtedness can be prepaid at par at any time without premium or penalty and (D) guarantees or letters of credit issued and maintained for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(xvi) make any material loans or advances to any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries;

(xvii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Specified Contract (other than pursuant to Section 3.17(a)(iii) or Section 3.17(a)(vii)), (B) except in the ordinary course of business consistent with past practice and in compliance with Section 5.1(b)(xi) and the other sub-sections of this Section 5.1(b), enter into any Contract that would, if entered into prior to the date hereof, be a Specified Contract pursuant to Section 3.17(a)(iii) or Section 3.17(a)(vii), or (C) terminate or materially modify or materially amend any Specified Contract or waive, release or assign any material rights or claims thereunder;

(xviii) (A) amend, modify or waive any rights under the Nautilus Agreement, or fail to comply, in all material respects, with the Nautilus Agreement, (B) amend or modify any of the terms of the pending tender offer to acquire Nautilus (other than any extension required pursuant to the terms of the Nautilus Agreement), (C) fail to terminate the Nautilus Agreement if and when such termination right becomes capable of being exercised or (D) fail to enforce its other rights under the Nautilus Agreement in a commercially reasonable manner;

(xix) make or authorize any capital expenditures, except for the expenditures contemplated by and consistent with (A) the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 5.1(b)(xix) of the Company Disclosure Letter (the “CapEx Budget”) or (B) any other subsequent annual capital budget that (1) is prepared in the ordinary course of business by the Company and approved by the Company Board of Directors and (2) provides for total capital expenditures that do not exceed, in the aggregate, one hundred and ten percent (110%) of those set forth in the CapEx Budget;

(xx) (A) compromise or settle, or pay any amounts with respect to, any claim, litigation, investigation or proceeding, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (1) is for an amount not to exceed, for any such compromise or settlement individually, or for all compromises and settlements in the aggregate, $25 million, (2) does not impose any injunctive or other non-monetary relief or obligations on the Company or any Company Subsidiary (and would not impose any injunctive or other non-monetary relief or obligations on Broadcom, Holdco or any Broadcom Subsidiary after the Effective Time), (3) does not include any admission of wrongdoing and (4) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Intellectual Property, or (B) make or commence any material claim, litigation or proceeding;

(xxi) make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund; or

(xxii) agree, resolve or commit to do or take any of the foregoing actions.

Section 5.2 Conduct of Business by Broadcom Pending the Closing.

(a) Broadcom agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as set forth in Section 5.2(a) of the Broadcom Disclosure Letter, (ii) as expressly required or expressly contemplated by this Agreement or the Implementation Agreement, (iii) as required by applicable Law or (iv) as consented to in writing by the Company, Broadcom shall, and shall cause each Broadcom Subsidiary to, conduct its business in the ordinary course of business consistent with past practice.

(b) Broadcom agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (1) as set forth in Section 5.2(b) of the Broadcom Disclosure Letter, (2) as expressly required or expressly contemplated by this Agreement (other than as required or contemplated by Section 5.2(a)), (3) as required by applicable Law or (4) as consented to in writing by the Company, Broadcom shall not, and shall not permit any Broadcom Subsidiary to (and no Broadcom Subsidiary shall):

(i) amend its Governing Documents in a manner that would adversely affect the ability of any of the Broadcom Parties to consummate the Merger or the other Transactions;

(ii) with respect to Broadcom (prior to the effective time of the Redomiciliation) or Holdco, adopt a plan of complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization; or

(iii) agree or enter into any Contract, commitment or arrangement to do or take any of the foregoing actions.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to limit the ability of the Broadcom Parties and their respective Subsidiaries to amend the limited partnership agreement of the Broadcom Partnership to provide for the mandatory or voluntary conversion or exchange of all outstanding limited partnership units for Holdco Shares, and in connection with such conversion or exchange, to redeem or cause to be redeemed all related outstanding Broadcom Preference Shares and to issue Holdco Shares.

Section 5.3 No Solicitation; Change in Recommendation.

(a) Each of the Company and Broadcom agrees that neither it nor any of its Subsidiaries nor any of the directors, officers and employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (iii) provide any nonpublic information to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (v) propose, authorize or agree to do any of the foregoing.

(b)

(i) Notwithstanding the foregoing, prior to the Company Meeting (in the case of the Company) or the Broadcom Special Meeting or the Broadcom Redomiciliation Meeting (as applicable) (in the case of Broadcom), in response to an unsolicited, bona fide written Acquisition Proposal (that did not result from such Party’s breach of this Section 5.3) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.3, the Company or Broadcom, as applicable, shall be permitted to (A) engage in discussions and negotiations with the Person who has made such Acquisition Proposal and (B) provide any nonpublic information in response to a request therefor to the Person who has made such Acquisition Proposal if, prior to so providing such information, the Company or Broadcom, as applicable, first enters into a confidentiality agreement with the Person who has made such Acquisition Proposal having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement; provided that prior to taking any action described in clause (A) or (B) above, the Company Board of Directors or the Broadcom Board of Directors, as applicable, determines in good faith after consultation with outside legal counsel that (1) based on the information then available and after consultation with its financial advisors, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (2) the failure to take such action would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law. The Company or Broadcom, as applicable, shall provide the other with a copy of any nonpublic information provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to Broadcom or the Company, as applicable.

(ii) Each of the Company and Broadcom shall notify the other Party promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related material documentation or material correspondence, including proposed agreements). Each Party shall also promptly, and in any event within twenty-four (24) hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information to any person in accordance with this Section 5.3(b) and keep the other Party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto, including proposed agreements and any material change in its intentions as previously notified.

(iii) Except as provided in Section 5.3(b)(iv) or Section 5.3(b)(v), neither the Company Board of Directors nor the Broadcom Board of Directors, nor any committee thereof, shall (A) withhold, withdraw, qualify or modify in any manner adverse to the other Party, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to the other Party, the Company Board Recommendation or the Broadcom Board Recommendation, as applicable, (B) if any tender offer or exchange offer that constitutes an Acquisition Proposal with respect to the applicable Party is commenced, recommend in favor of such Acquisition Proposal or, within ten (10) Business Days after the commencement thereof, fail to recommend against such Acquisition Proposal, or (C) at any time after the public announcement of an Acquisition Proposal with respect to the applicable Party, fail to publicly recommend against such Acquisition Proposal or fail to publicly reaffirm the Company Board Recommendation or the Broadcom Board Recommendation, as applicable, in each case within ten (10) Business Days after receipt of written request by the other Party to do so (any action referred to in the foregoing clauses (A), (B) and/or this clause (C) being referred to as a “Company Change of Recommendation” or a “Broadcom Change of Recommendation,” as applicable).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.3(b)(iv)), prior to the Company Meeting (in the case of the Company Board of Directors) or the Broadcom Special Meeting or the Broadcom Redomiciliation Meeting (as applicable) (in the case of the Broadcom Board of Directors), solely with respect to an Acquisition Proposal, the Company Board of Directors or the Broadcom Board of Directors, as applicable, may make a Company Change of Recommendation or a Broadcom Change of Recommendation, as applicable, or may authorize the Company or Broadcom, as applicable, to terminate this Agreement to enter into an Acquisition Agreement, in each case, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.3) is made to the Company or Broadcom, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Company Board of Directors or the Broadcom Board of Directors, as applicable, determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board of Directors or the Broadcom Board of Directors, as applicable, has determined in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law, (D) four (4) Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Superior Proposal Recommendation Change”) (it being understood and agreed that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Superior Proposal Recommendation Change and an additional three (3)-Business Day period or periods), (E) during such four (4)-Business Day period (or additional three (3)-Business Day period or periods), the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the applicable board of directors proposing to take such action, following such four (4)-Business Day period (or additional three (3)-Business Day period or periods), again determines in good faith (after consultation with outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that such Alternative Proposal constitutes a Superior Proposal and failure to do so would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law; provided that, in the case of termination of this Agreement to enter into an Acquisition Agreement pursuant to this Section 5.3(b)(iv), (x) the terminating Party shall pay or cause to be paid to the other Party the Company Termination Fee or the Broadcom Termination Fee, as applicable, in connection with such termination and (y) neither Party nor any Subsidiary thereof shall enter into any Acquisition Agreement unless this Agreement has been or is substantially concurrently terminated in accordance with its terms.

(v) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.3(b)(v)), prior to the Company Meeting (in the case of the Company Board of Directors) or the Broadcom Special Meeting or the Broadcom Redomiciliation Meeting (as applicable) (in the case of the Broadcom Board of Directors), in circumstances not involving or relating to an Acquisition Proposal, the Company Board of Directors or the Broadcom Board of Directors, as applicable, may make a Company Change of Recommendation or Broadcom Change of Recommendation, as applicable, if and only if (A) a material change or development relating to the business and operations of such Party has occurred or arisen after the date of this Agreement that was neither known to such Party or its directors nor reasonably foreseeable as of the date of this Agreement (and which change or development does not involve or relate to (1) an Acquisition Proposal, (2) any change in the price or trading volume of Broadcom Ordinary Shares or Company Shares or any other securities of Broadcom, the Company or any Subsidiary thereof or (3) any change in credit rating or failure to meet forecasts, projections or estimates), (B) the Company Board of Directors or the Broadcom Board of Directors, as applicable, has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law, (C) four (4) Business Days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such four (4)-Business Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable board of directors proposing to take such action, following such four (4)-Business Day period, again determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law.

(vi) Nothing contained in this Section 5.3 shall prohibit the Company Board of Directors or the Broadcom Board of Directors, as applicable, from: (A) taking and disclosing to the stockholders of the Company or the shareholders of Broadcom, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making any “stop, look and listen” communication to the stockholders of the Company or the shareholders of Broadcom, as applicable pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such disclosure shall be deemed to be a Company Change of Recommendation or Broadcom Change of Recommendation, as applicable, unless the Company Board of Directors or the Broadcom Board of Directors, as applicable, expressly publicly reaffirms the Company Board Recommendation or Broadcom Board Recommendation, as applicable; provided, further, that the foregoing clause (A) or (B) shall not permit the Company Board of Directors or the Broadcom Board of Directors, as applicable, to make any Company Change of Recommendation or Broadcom Change of Recommendation, as applicable, except as permitted by and in compliance with Section 5.3(b)(iv) or Section 5.3(b)(v).

(c) Each of the Company and Broadcom agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, immediately cease and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties relating to a possible Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and will use reasonable efforts to enforce the provisions of such agreements; provided that, in the case of this clause (ii), the Company Board of Directors or the Broadcom Board of Directors, as applicable, may waive any such standstill provision solely to permit a third party (that has not been solicited in violation of this Section 5.3) to make an Acquisition Proposal if such board determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the fiduciary duties of the directors of the applicable board under applicable Law.

Section 5.4 Form S-4; Joint Proxy Statement/Prospectus; Redomiciliation Proxy Statement; Company Meeting; Broadcom Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement (but in no event later than thirty (30) Business Days following the date of this Agreement), (i) the Company and Broadcom shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Broadcom and Holdco shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Holdco Shares issuable in the Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Meeting and the Broadcom Special Meeting. Each of the Company, Broadcom and Holdco shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies as to form in all material respects with the applicable provisions of the Exchange Act or Securities Act, as applicable, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company, Broadcom and Holdco shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of the Company, Broadcom and Holdco shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Broadcom shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Broadcom and Holdco shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, Broadcom and Holdco shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Broadcom and Holdco shall advise the Company, promptly after either of them receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Holdco Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Broadcom and Holdco shall use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Broadcom and Holdco shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Holdco Shares in the Merger, and the Company shall furnish all information concerning the Company, its affiliates and stockholders as may be reasonably requested in connection with any such actions. The Joint Proxy Statement/Prospectus shall include the Broadcom Board Recommendation with respect to the issuance of Holdco Shares in connection with the Transactions (unless there has been a Broadcom Change of Recommendation) and the Company Board Recommendation (unless there has been a Company Change of Recommendation).

(b) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Meeting and to hold the Company Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.4(b), (I) if, on a date for which the Company Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Meeting; provided that the Company Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Meeting was originally scheduled without the prior written consent of Broadcom and (II) the Company shall have the right to make one or more successive postponements or adjournments of the Company Meeting as may be required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Company Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information.

(c) As promptly as practicable following the date of this Agreement, Broadcom shall, in accordance with applicable Law and the Broadcom Constitution, establish a record date for, duly call, give notice of, convene and hold the Broadcom Special Meeting. Broadcom shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Broadcom entitled to vote at the Broadcom Special Meeting and to hold the Broadcom Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Broadcom shall, through the Broadcom Board of Directors, recommend to its shareholders that they give the Broadcom Shareholder Approval with respect to the issuance of Holdco Shares in connection with the Transactions, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Broadcom Shareholder Approval, except in each case to the extent that the Broadcom Board of Directors shall have made a Broadcom Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.4(c), (I) if, on a date for which the Broadcom Special Meeting with respect to the issuance of Holdco Shares in connection with the Transactions is scheduled, Broadcom has not received proxies representing a sufficient number of Broadcom Ordinary Shares to obtain the Broadcom Shareholder Approval with respect to the issuance of Holdco Shares in connection with the Transactions, whether or not a quorum is present Broadcom shall have the right to make one or more successive postponements or adjournments of the Broadcom Special Meeting; provided that the Broadcom Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Broadcom Special Meeting was originally scheduled without the prior written consent of the Company and (II) Broadcom shall have the right to make one or more successive postponements or adjournments of the Broadcom Special Meeting as may be required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Broadcom shareholders or to permit dissemination of information which is material to shareholders voting at the Broadcom Special Meeting and to give the Broadcom shareholders sufficient time to evaluate any such supplement or amendment or other information.

(d) As promptly as reasonably practicable following the date of this Agreement (but in no event later than thirty (30) Business Days following the date of this Agreement), Broadcom shall, if required by applicable Law, file with the SEC an amendment or supplement to its previously filed proxy statement with respect to the approval of the Redomiciliation by shareholders of Broadcom at the Broadcom Redomiciliation Meeting (such proxy statement, and any amendments or supplements thereto, the “Redomiciliation Proxy Statement”) to reflect the execution of this Agreement.

(e) Broadcom shall use its reasonable best efforts to (i) have the Redomiciliation Proxy Statement cleared by the SEC (if applicable), (ii) respond as promptly as reasonably practicable to any comments by the SEC staff in respect of the Redomiciliation Proxy Statement (if applicable), and (iii) ensure that the Redomiciliation Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Broadcom shall, through the Broadcom Board of Directors, recommend to its shareholders that they give the Broadcom Shareholder Approval with respect to the Redomiciliation, include such recommendation in the Redomiciliation Proxy Statement and solicit and use its reasonable best efforts to obtain the Broadcom Shareholder Approval with respect to the Redomiciliation, except in each case to the extent that the Broadcom Board of Directors shall have made a Broadcom Change of Recommendation as permitted by Section 5.3. The Company shall furnish in writing to the Broadcom Parties all information concerning the Company and the Company Subsidiaries to be included in the Redomiciliation Proxy Statement so as to enable the Broadcom Parties to comply with their obligations under this Agreement and under applicable Law. The Parties shall cooperate in good faith to determine the information regarding the Company and the Company Subsidiaries that is necessary to include in the Redomiciliation Proxy Statement in order to satisfy applicable Laws. The Broadcom Parties shall provide the Company and its counsel a reasonable opportunity to review and comment on the Redomiciliation Proxy Statement prior to the filing thereof (for filings after the date of this Agreement) with the SEC, and the Broadcom Parties shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). The Broadcom Parties shall provide in writing to the Company and its counsel any and all written comments or other material communications that any of the Broadcom Parties or their counsel receive from the SEC or its staff with respect to the Redomiciliation Proxy Statement promptly after such receipt, and the Broadcom Parties shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, and the Broadcom Parties shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. The Redomiciliation Proxy Statement shall include the Broadcom Board Recommendation with respect to the Redomiciliation (unless there has been a Broadcom Change of Recommendation).

(f) (i) As soon as practicable after the SEC confirms that it has no further comments on the Redomiciliation Proxy Statement, Broadcom shall make (if not already made) the application to the Singapore Court for an order convening the Broadcom Redomiciliation Meeting and any ancillary order relating thereto, including an order that for the purposes of the

Broadcom Redomiciliation Meeting, (A) CEDE & Co. (“CEDE”), as nominee of The Depository Trust Company, shall be deemed not to be a shareholder of Broadcom, and (B) instead, each of the persons or entities who are registered on the list maintained by CEDE as holders of the Broadcom Ordinary Shares which are listed on NASDAQ (the “NASDAQ Shares”) shall be deemed to be a shareholder of Broadcom in respect of such number of NASDAQ Shares held in such persons’ or entities’ account under CEDE; provided that if the Singapore Court refuses to make any order convening the Broadcom Redomiciliation Meeting, unless otherwise agreed to in writing by the Company, Broadcom and/or Holdco shall appeal the decision of the Singapore Court to the fullest extent and Broadcom shall consult with the Company in relation to such appeal; (ii) subject to the grant of the order of the Singapore Court convening the Broadcom Redomiciliation Meeting, Broadcom shall, in accordance with applicable Law and the Broadcom Constitution, establish a record date for, duly call, give notice of and hold the Broadcom Redomiciliation Meeting as promptly as reasonably practicable following the grant of the order of the Singapore Court convening the Broadcom Redomiciliation Meeting and use its reasonable best efforts to cause the Redomiciliation Proxy Statement to be mailed to the shareholders of Broadcom entitled to vote at the Broadcom Redomiciliation Meeting; (iii) if the Redomiciliation is approved by the Broadcom shareholders at the Broadcom Redomiciliation Meeting, Broadcom shall promptly apply to the Singapore Court for its sanction and confirmation of the Broadcom Redomiciliation; and (iv) following the grant of the Singapore Court Order and subject to the satisfaction of the conditions precedent in the Implementation Agreement, Broadcom shall deliver the Singapore Court Order to ACRA for lodgment; provided that, notwithstanding anything herein to the contrary, Broadcom and Holdco shall be permitted to deliver the Singapore Court Order to ACRA for lodgment in the time period permitted under the Implementation Agreement (and in any event prior to the Effective Time). Notwithstanding the foregoing provisions of this Section 5.4(f), (I) if, on or prior to the date for which the applicable Broadcom Redomiciliation Meeting is scheduled, Broadcom has not received proxies representing a sufficient number of Broadcom Shares and holders of Broadcom Shares (as applicable) to obtain the applicable Broadcom Shareholder Approval with respect to the Redomiciliation, whether or not a quorum is present, Broadcom shall have the right to make one or more successive postponements or adjournments of the Broadcom Redomiciliation Meeting; provided that the Broadcom Redomiciliation Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Broadcom Redomiciliation Meeting was originally scheduled without the prior written consent of the Company and (II) Broadcom shall have the right to make one or more successive postponements or adjournments of the Broadcom Redomiciliation Meeting as may be required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Redomiciliation Proxy Statement is provided or made available to the Broadcom shareholders or to permit dissemination of information which is material to shareholders voting at the Broadcom Redomiciliation Meeting and to give the Broadcom shareholders sufficient time to evaluate any such supplement or amendment or other information.

(g) If Broadcom or the Company fail to obtain the necessary approval of its shareholders or stockholders at the Broadcom Special Meeting, the Broadcom Redomiciliation Meeting or the Company Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken (in each case as applicable), unless this Agreement is terminated in accordance with Section 8.1, such Party shall continue seeking such approval and again take any relevant actions described in this Section 5.4 for such purpose to the extent permitted by applicable Law.

(h) If, at any time prior to the receipt of the Company Stockholder Approval or the Broadcom Shareholder Approval, any information relating to the Company or Broadcom, or any of their respective affiliates, should be discovered by the Company or Broadcom which, in the reasonable judgment of the Company or Broadcom, should be set forth in an amendment of, or a supplement to, any of the Form S-4, the Joint Proxy Statement/Prospectus or the Redomiciliation Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Broadcom shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus, the Form S-4 or the Redomiciliation Proxy Statement (as applicable) and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company or the shareholders of Broadcom, as applicable.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Broadcom and its Representatives access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, employees, books, contracts, commitments and other records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish as promptly as practicable to Broadcom and its Representatives all information (financial or otherwise) and records concerning its business, properties, offices, employees, contracts and commitments as Broadcom may reasonably request (including information and other materials for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Broadcom or its Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any Law (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Broadcom to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form.

(b) Broadcom will hold, and will cause its Representatives and Subsidiaries to hold, any information received pursuant to this Section 6.1 in confidence to the extent required by and in accordance with the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Broadcom (i) of any notice or other communication received by the Company or the Company Subsidiaries from any Governmental Entity in connection with this Agreement or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (ii) of any legal proceeding commenced or, to the Company’s knowledge, threatened against the Company or any of Company Subsidiaries or any directors, officers or employees of any of the foregoing in connection with, arising from or otherwise relating to the Transactions.

(d) Promptly following the date hereof, Broadcom and the Company shall establish a transition and integration planning team (the “Integration Committee”), comprised of (a) the Chief Executive Officer and/or Chief Financial Officer of Broadcom, (b) one or two other senior executives of Broadcom designated by the Chief Executive Officer of Broadcom, (c) the Chief Executive Officer of the Company and (d) one or two other senior executives of the Company designated by the Chief Executive Officer of the Company. The chair of the Integration Committee will be the Chief Executive Officer of Broadcom or such other person as designated by the Chief Executive Officer of Broadcom. Subject to applicable Law, the Integration Committee shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Broadcom, the Company and their respective Subsidiaries after the Closing, and shall meet a reasonable number of times per month as reasonably requested by the Chief Executive Officer of Broadcom.

Section 6.2 Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement and the Implementation Agreement, each Party will cooperate with each other and use (and shall cause their respective Subsidiaries and Representatives to use) its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and (ii) using reasonable best efforts to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, registrations, approvals and authorizations necessary or advisable to be obtained from any Governmental Entity or any other Person in order to consummate the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each Party agrees to make appropriate filings under any applicable Antitrust Laws, including a Notification and Report

Form pursuant to the HSR Act (or an amendment to an existing filing) with respect to the Transactions as promptly as practicable, and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Entity pursuant to any applicable Antitrust Law, including the HSR Act. Neither Broadcom nor the Company shall take or permit any of its Subsidiaries to take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(b) Subject to the terms and conditions of this Agreement and applicable Law and except as prohibited by any Governmental Entity, each of Broadcom and the Company shall, in connection with the efforts referenced in Section 6.2(a), use its reasonable best efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other applicable Antitrust Law, (i) cooperate and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (iii) permit the other Party to review in advance any communication that it gives to any Governmental Entity or other Person in connection with any investigation or proceeding under the Antitrust Laws; provided, however, that materials required to be provided pursuant to clauses (i), (ii), and (iii) may be redacted to the extent necessary to (A) remove references concerning the valuation of Broadcom, the Company or any of their respective Subsidiaries, and (B) comply with existing contractual obligations (provided, however, that the Party redacting such information shall use its reasonable best efforts to obtain the required consent of such third party to be able to disclose such information without such redaction). Broadcom shall, to the extent practicable and permitted by the relevant Governmental Authority, give the Company (through its counsel) the opportunity to attend and participate in all substantive meetings, telephone calls or discussions in respect of any filings, investigation (including settlement of the investigation), litigation or other inquiry. Notwithstanding anything in this Agreement to the contrary, Broadcom shall, on behalf of the Parties, control, direct and lead all communications, process and strategy relating to the matters contemplated by this Section 6.2 or otherwise relating to Antitrust Laws and be entitled to direct the defense of the Merger or any other Transactions or negotiations or litigation with any Governmental Entity or other Person relating to the matters contemplated by this Section 6.2 or otherwise relating to Antitrust Laws (provided that the Company shall not be prohibited by this Section 6.2(b) from complying with applicable Law), subject to good faith consultations with the Company. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority or any Person in respect of the matters contemplated by this Section 6.2, including any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed in writing with Broadcom. The Company shall support and cooperate with Broadcom in all such negotiations, discussions, litigation and other matters (including any marketing and sale efforts) contemplated by this Section 6.2 to the extent requested by Broadcom.

(c) Subject to the terms and conditions of this Agreement, the Parties shall contest and defend against the entry of, or use their respective reasonable best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity.

(d) Without limiting the foregoing, the Broadcom Parties shall, and shall cause the Broadcom Subsidiaries to promptly take all actions necessary to (i) secure the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and the other applicable Antitrust Laws and (ii) resolve any objections asserted with respect to the Transactions under applicable Antitrust Law raised by any Governmental Entity, in each case, to the extent necessary in order to prevent the entry of any Adverse Law or Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, including (A) proffering to, or agreeing to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agreeing to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time (1) the Company’s Wi-Fi networking processors and the Company’s radio frequency front-end (RFFE) components businesses or the assets thereof (the businesses and assets described in this Section 6.2(d)(A)(1), the “Divestiture Assets”, and the actions required by this Section 6.2(d)(A)(1), the “Required Actions”; for the avoidance of doubt, the Divestiture Assets shall not include the Company’s and the Company Subsidiaries’ integrated products, such as the Snapdragon products) (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company and any of the Company Subsidiaries of the Divestiture Assets) and (2) any other assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and any of the Company Subsidiaries (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company and any of the Company Subsidiaries of any of their respective other assets, licenses, operations, rights, product lines, businesses or interest therein), (B) agreeing to any material changes (including through a licensing arrangement) or restriction on, or other impairment of any of the Broadcom Parties’ or any of the Broadcom Subsidiaries’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or any of the Broadcom Parties’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company, or (C) agreeing to other structural, behavioral or conduct relief with respect to the behavior of the Company and any of the Company Subsidiaries (each of the actions described in the preceding clauses (A), (B) and (C), a “Remedy Action”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall (I) the Company or any Company Subsidiary proffer, take or agree to take any Remedy Action without the prior written consent of Broadcom and (II) anything in this Agreement require, or be construed to require, any of the Broadcom Parties, the Company, or any of their respective Subsidiaries to (x) other than the Required Actions, proffer, take or agree to take any Remedy Action to the extent any such Remedy Action would have or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole but deemed for this purpose to exclude the Divestiture Assets, or (y) proffer, take or agree to take any actions, including any Remedy Actions, with respect to any of the Broadcom Parties, any of the Broadcom Subsidiaries or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements. Broadcom shall be entitled to compel the Company or any of the Company Subsidiaries to take any of the actions referred to above (or agree to take such actions) so long as such actions are only effective after the Effective Time.

(e) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit the Broadcom Parties or any of their respective Subsidiaries from complying with their obligations under this Section 6.2.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor Broadcom, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Broadcom in connection with the receipt and existence of an Acquisition Proposal with respect to the Company or a Company Change of Recommendation and matters related thereto; provided, further, that Broadcom shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of an Acquisition Proposal with respect to Broadcom or a Broadcom Change of Recommendation and matters related thereto; provided, further, that each Party and its Subsidiaries may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Broadcom or the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Closing, the Surviving Corporation shall indemnify and hold harmless the individuals who at any time prior to the Closing were directors or officers of the Company or any of the Company Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Closing to the fullest extent permitted by Law and the applicable Governing Documents of the Surviving Corporation, and the Surviving Corporation shall promptly advance expenses as incurred to the fullest extent permitted by Law and the applicable Governing Documents of the Surviving Corporation. Holdco agrees that all rights to exculpation or indemnification for acts or omissions occurring prior to the Closing existing as of the Closing in favor of directors and officers of the Company or any of its Subsidiaries in their capacities as officers and directors thereof (each, a “D&O Indemnitee”), as provided in the Company’s or its Subsidiaries’ respective Governing Documents or in any agreement between such D&O Indemnitee and the Company or any of the Company Subsidiaries, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms; provided, however, that all rights to exculpation and indemnification in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding. After the Closing, the Parties shall fulfill and honor such obligations to the maximum extent permitted by applicable Law.

(b) Prior to the Closing, the Company shall or, if the Company is unable to, Holdco shall, promptly after the Closing, cause the Surviving Corporation to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policy and the Company’s existing fiduciary liability insurance policy (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope substantially similar to the Company’s existing policies, with a one-time cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement for the applicable D&O Insurance. If such Party for any reason fails to obtain such “tail” insurance policies, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Closing, the D&O Insurance in place as of the date of this Agreement with its current insurance carrier or with an insurance carrier with the same or better credit rating as its current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope substantially similar to the Company’s existing policies, or (ii) the Surviving Corporation shall provide, or cause to be provided, for a period of not less than six (6) years after the Closing, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Closing from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c) This Section 6.4 is intended to benefit the Indemnified Parties and the D&O Indemnitees.

(d) In the event that the Surviving Corporation (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation assume the obligations set forth in this Section 6.4.

Section 6.5 Takeover Laws. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.

Section 6.6 Employee Matters.

(a) Holdco shall, or shall cause its Subsidiaries (including Broadcom and the Surviving Corporation) to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans. Effective as of the Effective Time and until the first (1st) anniversary thereof, Holdco shall provide, or shall cause Broadcom or the Surviving Corporation to provide, to each employee of the Company and Company Subsidiary who continues to be employed by Holdco or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Effective Time, (ii) employee benefits (including bonus opportunities, equity incentive opportunities, retirement, health and welfare benefits but excluding severance) that are, in the aggregate, in Broadcom’s discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Effective Time or (B) no less favorable than those in effect for similarly situated employees of Broadcom, Holdco or their respective Subsidiaries, as applicable, and (iii) cash severance benefits that are no less favorable than the cash severance benefits for which such Continuing Employee was eligible under the Company Benefit Plans in effect as of the date of this Agreement.

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by Holdco or its Subsidiaries (including Broadcom and the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (the “Holdco Plans”), except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate and vesting, and for purposes of vacation accrual and severance benefits, service with the Company and Company Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Holdco and its Subsidiaries (including Broadcom and the Surviving Corporation).

(c) Effective as of the Effective Time and thereafter, Holdco shall, and shall cause its Subsidiaries (including Broadcom and the Surviving Corporation) to use commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare Holdco Plans (except to the extent applicable under the Company Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements was not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health and welfare Holdco Plan for such year.

(d) If requested by Broadcom in writing at least ten (10) Business Days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company or a Company Subsidiary (collectively, the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Broadcom requests that the Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Holdco or one of its Subsidiaries (including Broadcom and the Surviving Corporation), taking into account the service crediting provisions set forth in Section 6.6(b). The Company shall provide Broadcom with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.6(d); provided that prior to amending or terminating the Company 401(k) Plan, the Company shall provide the form and substance of any applicable resolutions or amendments to Broadcom for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Holdco, Broadcom, the Surviving Corporation or any of their affiliates, or shall interfere with or restrict in any way the rights of Holdco, Broadcom, the Surviving Corporation or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.6 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Holdco Plan or (ii) create any third-party rights in or for any current or former employee, director or service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.7 Rule 16b-3. Prior to the Effective Time, the Company and Broadcom shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Holdco equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Security Holder Litigation. The Company shall provide Broadcom with prompt written and oral notice of any litigation brought by any stockholder or purported stockholder against the Company, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the other Transactions, and shall keep Broadcom informed on a prompt and timely basis with respect to the status thereof. The

Company shall give Broadcom the opportunity to participate (at Broadcom’s expense) in the defense or settlement of any such litigation, the Company shall reasonably cooperate with Broadcom in conducting the defense or settlement of such litigation, and no such settlement shall be agreed to without Broadcom’s prior written consent. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 6.2, the provisions of this Section 6.8 shall control.

Section 6.9 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and terminate its registration under the Exchange Act as soon as practicable after the Effective Time, provided that such delisting and termination shall not be effective prior to the Effective Time.

Section 6.10 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Broadcom prior to the Closing Date resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time, and the Company shall cooperate with Broadcom in preparing for the replacement, upon the Effective Time, of directors and officers of the Company Subsidiaries with those persons designated by Broadcom.

Section 6.11 Stock Exchange Listing. The Broadcom Parties shall use their respective reasonable best efforts to cause the Holdco Shares to be issued in connection with the Merger, and Holdco Shares to be reserved for issuance in connection with the exercise of stock options and similar awards as contemplated by this Agreement, to be approved for listing on NASDAQ, subject to official notice of issuance, on or prior to the Closing Date.

Section 6.12 Financing Cooperation.

(a) The Company agrees to, and to cause the Company Subsidiaries to, provide, on a timely basis, such assistance (and to use reasonable best efforts to cause its and their respective officers, employees, consultants and advisors, including legal and accounting advisors, to provide such assistance) in connection with the arrangement of the Financing (which term, for purposes of this Section 6.12, shall include any other debt (including debt securities), equity, or hybrid financing incurred or to be incurred by Holdco, Broadcom or any Broadcom Subsidiary) as is reasonably requested by Broadcom. Without limiting the generality of the foregoing, such assistance and reasonable best efforts in any event shall include:

(i) participation in, and assistance with, the marketing efforts related to the Financing, including the preparation of customary confidential information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses and the other customary marketing materials and information for delivery to prospective lenders and other investors or participants in the Financing, including estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Company and the Company Subsidiaries;

(ii) participation by senior management and advisors of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors;

(iii) delivery to Broadcom and its Financing Sources as promptly as reasonably practicable of documentation and other information reasonably requested by Broadcom or the Financing Sources with respect to (A) applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and (B) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA or any other similar Laws (and in any case at least four (4) Business Days prior to the Closing Date, to the extent requested in writing at least nine (9) days prior to the Closing Date);

(iv) delivery to Broadcom and its Financing Sources of (A) audited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal year of the Company not later than sixty (60) days after the end of such fiscal year, (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each fiscal quarter not later than forty (40) days after the end of such fiscal quarter (but excluding the fourth quarter of any fiscal year), (C) any other information requested by Broadcom to assist in the preparation of (1) confidential bank information memoranda (including information to assist in the preparation of customary pro forma financial information for use therein and, to the extent necessary, preparation of an additional bank information memorandum that does not include material non-public information) and (2) any preliminary prospectuses, preliminary offering memoranda or preliminary private placement memoranda or registration statements, which, in each case contain all financial statements and other data (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100) and all information to assist in the preparation of pro forma financial statements prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act) that the SEC would require in a registered offering of notes, or that would be required to receive customary “comfort” (including “negative assurance” comfort) from Broadcom’s independent accountants and the independent accountants for the Company in connection with an offering of unsecured senior notes, and (D) any other information relating to the Company, the Company Subsidiaries or their businesses customary or reasonably necessary in connection with the Financing to the extent reasonably requested by Broadcom; provided that (I) Broadcom shall be responsible for the preparation of such pro forma financial statements and pro forma adjustments giving effect to the Transactions and (II) the Company shall not be required to change its fiscal year;

(v) causing its independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) which the auditors would be prepared to issue at the time of pricing and at closing of any Financing that is in the form of debt securities upon completion of customary procedures and customary assistance with the due diligence activities of Broadcom and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements, information memoranda, offering memoranda, private placement memoranda, prospectuses and related government filings;

(vi) assisting Broadcom with Broadcom’s preparation of pro forma financial information and pro forma financial statements (subject to the proviso set forth in clause (iv) above) and other materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses and similar documents used in connection with the Financing and providing customary estimates, financial projections and other forward-looking financial information regarding the future performance of the business of the Company and the Company Subsidiaries to the extent reasonably requested by Broadcom and/or the Financing Sources;

(vii) informing Broadcom if the Company shall have actual knowledge (A) of any facts that would likely require the restatement of any financial statements included in the information required by clause (iv) above for such financial statements to comply with GAAP or (B) that the information provided pursuant to clause (iv) above contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not materially misleading;

(viii) providing customary bank authorization and representation letters;

(ix) executing and delivering definitive financing documents, including any required guarantees, certificates, management representation letters and other documents, to the extent reasonably requested by Broadcom;

(x) cooperating with Broadcom’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing;

(xi) using commercial efforts to ensure that any syndication efforts in connection with the Financing benefit materially from the Company’s existing lending and investment banking relationships; and

(xii) cooperating with respect to due diligence in connection with the Financing, to the extent customary and reasonable.

(b) The Company hereby consents to the use of all of its and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary.

(c) Notwithstanding any other provision set forth herein or in any other agreement between the Company and Broadcom (or its affiliates), the Company agrees that Broadcom and its affiliates may share customary projections and other non-public information provided pursuant to this Section 6.12 with respect to the Company on a customary basis with its Financing Sources, and that Broadcom, its affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Company, any Company Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.12: (i) to take any action or provide any assistance to the extent it would interfere materially and unreasonably with the ongoing operations of the Company and Company Subsidiaries; or (ii) enter into any definitive agreement or commitment that would be effective prior to the Closing (other than such management representation letters and authorization letters with respect to information memoranda, authorizing the distribution of information to prospective lenders and placement agents and containing customary representations that such information does not contain a material misstatement or omission, and that the public-side versions of such documents, if any, do not include material non-public information with respect to the Company or its securities for purposes of federal securities laws). Broadcom shall (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by the Company or any Company Subsidiaries in connection with providing the assistance contemplated by this Section 6.12 and (2) indemnify and hold harmless the Company and the Company Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing or any assistance or activities in connection therewith, in each case other than to the extent any of the foregoing arises from (I) the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by a Financing Indemnitee or (II) any information provided by the Company or any Company Subsidiaries.

(e) Unless the Nautilus Agreement is terminated, the Company agrees to, and to cause the Company Subsidiaries to, use reasonable best efforts to cause Nautilus and its Subsidiaries to provide, on a timely basis, such assistance (and to use reasonable best efforts to cause its and their respective officers, employees, consultants and advisors, including legal and accounting advisors, to provide such assistance) in connection with the arrangement of the Financing (which term, for purposes of this Section 6.12, shall include any other debt (including debt securities), equity, or hybrid financing incurred or to be incurred by Holdco, Broadcom or any Broadcom Subsidiary) as is reasonably requested by Broadcom, including such assistance as is described in this Section 6.12 but with respect to Nautilus and its Subsidiaries.

(f) At the request of Broadcom or Holdco, subject to applicable Law and the Governing Documents of the Company and the Company Subsidiaries, the Company shall, and shall cause the Company Subsidiaries to, do all things necessary, proper or advisable (including by reasonably cooperating with Broadcom or Holdco) to make available (by way of a dividend, a loan, or such other method, in each case as and to the extent requested by Broadcom or Holdco) any cash, cash equivalents and marketable securities (which shall be liquidated for cash at the request of Broadcom or Holdco) of the Company and the Company Subsidiaries, wherever held, for the funding of the consummation of the Transactions, including the amounts payable in connection with the consummation of the Transaction, as close as reasonably practicable but at least one Business Day prior to the Closing Date.

Section 6.13 Cooperation as to Certain Indebtedness.

(a) Broadcom or one of its Subsidiaries may, or may direct the Company to (in which case the Company shall), (i) commence any of the following: (A) one or more offers to purchase any or all notes issued by the Company or any Company Subsidiary (including, if the acquisition of Nautilus has been consummated, Nautilus and its Subsidiaries) (the “Company Notes”) for cash (the “Offers to Purchase”) and/or (B) one or more offers to exchange any or all Company Notes for securities issued by Broadcom (or its affiliates) (the “Offers to Exchange”), in each case on terms and conditions determined by Broadcom in its sole and absolute discretion; provided that the consummation of any such Offers to Purchase or Offers to Exchange shall only become effective substantially concurrently with the Closing and shall be funded at such time using consideration provided by Broadcom or its affiliates; or (ii) commence one or more consent solicitations to solicit the consent of the holders of any Company Notes regarding certain proposed amendments to the indentures governing any Company Notes as requested by Broadcom (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”). Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Broadcom in its sole and absolute discretion; provided that, in any event, Broadcom and the Company hereby agree that (x) any such Company Note Offers and Consent Solicitations shall comply with applicable Law and the terms of any indenture governing Company Notes, (y) the terms and conditions of any Company Note Offers and Consent Solicitations shall provide that the closing thereof or the effectiveness of the substantive provisions thereof, as the case may be, shall be contingent upon, or shall only become operative, substantially concurrently with the Closing, and (z) assuming the requisite consents have been received with respect to the applicable Company Notes, the Company shall execute (or cause to be executed) a supplemental indenture to the indenture governing the Company Notes reflecting the terms of such Consent Solicitation and shall use commercially reasonable efforts to cause the trustee under such indenture to enter into such supplemental indenture; provided, that the substantive provisions thereof shall only become operative substantially concurrently with Closing. If at any time prior to the completion of the Company Note Offers and Consent Solicitations, any information should be discovered by the Company or Broadcom that either the Company or Broadcom reasonably believes should be set forth in an amendment or supplement to the documentation relating thereto, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement prepared by Broadcom (or at the direction of Broadcom, the Company) describing such information shall be disseminated to the holders of the applicable Company Notes (which amendment or supplement and dissemination may, at the reasonable direction of Broadcom, take the form of the furnishing or filing of a Current Report on Form 8-K). Concurrent with the Closing, and in accordance with the terms of any Offer to Purchase or Offer to Exchange, the Company shall accept for purchase or exchange and purchase or exchange the applicable Company Notes properly tendered and not properly withdrawn in any Offer to Purchase or Offer to Exchange using consideration provided by or at the direction of Broadcom. Broadcom hereby covenants and agrees to provide (or cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of the above amounts. At Broadcom’s expense, the Company shall provide all cooperation reasonably requested by Broadcom and its affiliates that is necessary or reasonably required in connection with any Company Note Offers and Consent Solicitations, including preparation of one or more offers to purchase or exchange, consent solicitation statements, letters of transmittal and consent and press releases and such other cooperation of the nature described in clauses (i)-(x) of Section 6.12(a). In connection with the Company Note Offers and Consent Solicitations, Broadcom may select one or more dealer managers, information agents, depositaries and other agents or service providers (which in each case shall be reasonably acceptable to the Company) to assist therewith, and the Company shall enter into customary agreements engaging such parties and cooperate with such parties in performing their roles. It is understood and agreed by the parties hereto that the Company shall not engage any dealer managers, information agents, depositaries and other agents or service providers to provide assistance in connection with any Company Note Offers and Consent Solicitation without the prior written consent of Broadcom. If requested by Broadcom, the Company’s legal counsel shall provide all legal opinions required in connection with the transactions contemplated by this Section 6.13(a) to the extent any such legal opinion is required to be delivered on or prior to the Closing Date.

(b) The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions required to facilitate the termination of commitments in respect of each of the Company Credit Agreements, repayment in full of all obligations thereunder and release of any Liens securing such obligations and guarantees in connection therewith on the Closing Date (such termination, repayment and releases, the “Existing Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to Broadcom, at least two (2) Business Days prior to the Closing Date, payoff letters with respect to each of the Company Credit Agreements (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such obligations are owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such obligations and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated; provided that (i) Broadcom shall provide (or cause to be provided) all funds required to effect all such repayments at or immediately prior to the Closing (and subject to the occurrence of the Effective Time) and (ii) in no event shall this Section 6.13(b) require the Company or any of the Company Subsidiaries to (A) cause the Existing Credit Facility Terminations to be effective until the Closing shall have occurred, (B) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Existing Credit Facility Terminations, prior to the occurrence of the Closing (except to the extent Broadcom promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Company Subsidiary therefor) or (C) incur any liability in connection with the Existing Credit Facility Terminations that is effective prior to the occurrence of the Closing.

(c) Broadcom or one of its Subsidiaries may, or may direct the Company to (in which case the Company shall), (i) cause the applicable issuer(s) of the Company Notes to issue, in accordance with the terms and conditions of the applicable indenture governing such Company Notes, one or more notices of redemption (including, if and to the extent permitted under the applicable Company Notes and the applicable indenture, any notice to extend the redemption date and/or to rescind and/or re-issue any notice of redemption) to redeem some or all of the outstanding aggregate principal amount of any series of Company Notes (which series of Company Notes and the amount to be redeemed shall be specified in Broadcom’s written request) pursuant to the requisite provisions of the applicable indenture governing such Company Notes (the “Company Notes Redemptions”), in order to effect a redemption of such Company Notes on (or at Broadcom’s election, following) the Closing Date; provided that any such redemption notice shall provide that the obligation to redeem such Company Notes shall be subject to and is conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing, and (ii) provide any other cooperation reasonably requested by Broadcom to facilitate the redemption of any Company Notes and/or, if elected by Broadcom, satisfaction and discharge of any Company Notes and the applicable indentures governing such Company Notes effective as of (or at Broadcom’s election, following) and conditioned upon the occurrence of the Closing Date (the “Notes Satisfaction and Discharge”), including (A) preparing and delivering any notices, requests, certificates and legal opinions or orders required to be delivered to any trustee under the applicable indentures governing the Company Notes (collectively, the “Redemption Documents”) and (B) causing the applicable issuer(s) of the Company Notes to comply with the redemption and satisfaction and discharge provisions of each of the applicable indentures governing such Company Notes to cause the Company Notes Redemption or the Notes Satisfaction and Discharge to occur at (or at Broadcom’s election, following) the Effective Time. Broadcom shall have the opportunity to review and comment on the Redemption Documents and the Company shall include any proposed changes thereon that Broadcom reasonably requests. On or prior to any applicable redemption date, or if applicable, date of satisfaction and discharge, Broadcom shall provide, or arrange for its Financing Sources to provide, to the Company and the applicable issuer(s) of the Company Notes to be redeemed or satisfied and discharged, as the case may be, the funds necessary to consummate the Company Notes Redemptions and/or Notes Satisfaction and Discharge (including the payment of all applicable premiums), as applicable, in accordance with the terms of the applicable indentures governing such Company Notes (and in the event of any delay of the anticipated Effective Time, Broadcom shall provide additional funds sufficient to satisfy such Company Notes Redemptions and/or Notes Satisfaction and Discharge, as applicable, as required pursuant to the terms of the applicable indentures governing such Company Notes); provided that the provision and release of any such funds shall be subject to the occurrence of the Effective Time.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The obligations of the Company and the Broadcom Parties to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived in writing in whole or in part by both of Broadcom (on behalf of itself and the other Broadcom Parties) and the Company, to the extent permitted by applicable Law:

(a) Shareholder Approvals. (i) The Company Stockholder Approval shall have been obtained and (ii) the Broadcom Shareholder Approval shall have been obtained;

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened that has not been withdrawn;

(c) Adverse Laws or Orders. No Adverse Law or Order shall have occurred or be in effect;

(d) Required Antitrust Clearances. (i) The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or otherwise been terminated, (ii) the approvals under the Anti-Monopoly Law of the People’s Republic of China, the European Union merger control regulations and the applicable Antitrust Laws of the Republic of India, Japan, the Republic of Korea and Taiwan, in each case with respect to the Merger, shall have been obtained, and (iii) all approvals or clearances set forth on Section 7.1(d) of the Broadcom Disclosure Letter shall have been obtained;4

(e) Listing. The Holdco Shares to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance; and

(f) Redomiciliation. The Redomiciliation shall have become effective in accordance with the Implementation Agreement.

Section 7.2 Conditions to Obligations of the Broadcom Parties. The obligations of the Broadcom Parties to effect the Merger are also subject to the satisfaction or waiver in writing by Broadcom (on behalf of itself and the other Broadcom Parties) at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the second and third sentences of Section 3.1(a), Section 3.1(b), Section 3.2(c), Section 3.2(d), Section 3.3(a), Section 3.16, Section 3.18 and Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except that representations and warranties that by

[4]	Any additional approvals to be agreed by the parties following discussion between regulatory counsel.

their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (ii) the representations and warranties set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except, in the case of this clause (ii), for any de minimis inaccuracies, (iii) the representation and warranty set forth in Section 3.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. (i) The Company shall have performed or complied with in all material respects the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and (ii) the Company shall have performed or complied with in all respects the covenants and agreements set forth in Section 5.1(b)(xviii) and Section 5.1(b)(xx) and, as it relates to Section 5.1(b)(xviii) or Section 5.1(b)(xx), Section 5.1(b)(xxii);

(c) No Material Adverse Effect. Since the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) Officer Certificate. The Broadcom Parties shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver in writing by the Company at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Broadcom Parties set forth in the second and third sentences of Section 4.1(a), Section 4.1(b), Section 4.2(d), Section 4.2(e), Section 4.3(a), Section 4.13 and Section 4.14 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), (ii) the representations and warranties set forth in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this

Agreement or another date shall be true and correct in all respects as of such date), except, in the case of this clause (ii), for any de minimis inaccuracies, (iii) the representation and warranty set forth in Section 4.8(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and (iv) each of the other representations and warranties of the Broadcom Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Broadcom Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect;

(b) Performance of Obligations of the Broadcom Parties. The Broadcom Parties shall have performed or complied with in all material respects the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time;

(c) No Material Adverse Effect. Since the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Broadcom Material Adverse Effect; and

(d) Officer Certificate. The Company shall have received a certificate signed by an executive officer of Broadcom, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and any of the Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Broadcom Shareholder Approval, as applicable) as follows (with any termination by Broadcom also being an effective termination by any of the other Broadcom Parties):

(a) by mutual written consent of Broadcom and the Company;

(b) by either Broadcom or the Company, if the Effective Time shall not have occurred by midnight, Eastern Time, at the end of the day on [date to be inserted that is 12 months after signing], 2019 (as such date may be extended pursuant to this Section 8.1(b) or by the written consent of both Broadcom and the Company, the “Outside Date”); provided that (i) if the conditions set forth in Section 7.1(c) (but only if the Adverse Law or Order was enacted, promulgated or issued under Antitrust Laws) or Section 7.1(d) shall not have been satisfied or waived as of the Outside Date but all other conditions set forth in Article VII shall have been satisfied or waived as of the Outside Date (other than the conditions that by their terms are to be satisfied by action to be taken on the Closing Date, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended until the date that is ninety (90) days following the initial Outside Date, and (ii) if at the end of such ninety (90)-day period, the conditions set forth in Section 7.1(c) (but only if the Adverse Law or Order was enacted, promulgated or issued under Antitrust Laws) or Section 7.1(d) shall not have been satisfied or waived but all other conditions set forth in Article VII shall have been satisfied or waived as of such date (other than the conditions that by their terms are to be satisfied by action to be taken on the Closing Date, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), the Outside Date shall be automatically extended for one additional ninety (90)-day period; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party seeking to terminate if such Party has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach proximately caused the failure of the Effective Time to occur by the Outside Date;

(c) by either Broadcom or the Company, if an Adverse Law or Order shall have occurred or shall have become effective and, in each case, shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party seeking to terminate if such Party has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach proximately caused such Adverse Law or Order to occur or become effective;

(d) by Broadcom, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) thirty (30) days after the delivery of written notice by Broadcom to the Company of such breach, failure to perform or failure to be true; provided, however, that Broadcom shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Broadcom Parties are then in material breach of any of their representations, warranties, covenants or agreements set forth in this Agreement;

(e) by the Company, if the Broadcom Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Broadcom Parties shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) thirty (30) days after the delivery of written notice by the Company to the Broadcom Parties of such breach, failure to perform or failure to be true; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(f) by Broadcom, if, prior to the receipt of the Company Stockholder Approval, a Company Change of Recommendation has occurred;

(g) by the Company, if, prior to receipt of the Broadcom Shareholder Approval, a Broadcom Change of Recommendation has occurred;

(h) by Broadcom, if the Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; provided, however, that Broadcom shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) after the Company Stockholder Approval has been obtained;

(i) by the Company, if (A) the applicable Broadcom Shareholder Approval shall not have been obtained at the Broadcom Special Meeting or the Broadcom Redomiciliation Meeting, or at any adjournment or postponement thereof, in each case at which a vote on such applicable approval was taken or (B) the Broadcom Shareholder Approvals shall not have been obtained prior to August 1, 2018; provided, however, that the Company shall not have the right to terminate this Agreement (1) pursuant to Section 8.1(i)(B) if the Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement and such breach proximately caused the failure of the Broadcom Shareholder Approvals to be obtained prior to August 1, 2018 and (2) pursuant to this Section 8.1(i) after the Broadcom Shareholder Approvals have been obtained;

(j) by the Company, at any time prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3(b)(iv) (it being understood that the Company shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided that the Company Termination Fee shall be paid pursuant to Section 8.2(b)(iii) prior to or concurrently with the termination of this Agreement by the Company pursuant to this Section 8.1(j); or

(k) by Broadcom, at any time prior to the receipt of the Broadcom Stockholder Approval, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3(b)(iv) (it being understood that Broadcom shall enter into a definitive Acquisition Agreement with respect to the Superior Proposal substantially concurrently with the termination of this Agreement); provided that the Broadcom Termination Fee shall be paid pursuant to Section 8.2(c)(iii) prior to or concurrently with the termination of this Agreement by Broadcom pursuant to this Section 8.1(k).

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any Party, except that the Confidentiality Agreement, the last sentence of Section 6.12(d), this Section 8.2, Section 9.3 through Section 9.13 and Section 9.15 shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

(b) Company Termination Fee.

(i) If (A) an Acquisition Proposal (or intention to make an Acquisition Proposal) with respect to the Company shall have been communicated to the Company Board of Directors or publicly disclosed and, in the case of termination pursuant to Section 8.1(h), not publicly withdrawn at least five (5) Business Days prior to the date of the Company Meeting, (B) Broadcom or the Company terminates this Agreement pursuant to Section 8.1(b) or Broadcom terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(h) and (C) before the date that is twelve (12) months after the date of such termination, the Company or a Company Subsidiary consummates a transaction described in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay or cause to be paid to Broadcom a fee of $3,600,000,000 in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(ii) If Broadcom terminates this Agreement pursuant to Section 8.1(f), within two (2) Business Days after such termination the Company shall pay or cause to be paid to Broadcom the Company Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 8.1(j), prior to or concurrently with such termination the Company shall pay or cause to be paid to Broadcom the Company Termination Fee.

(iv) In the event any amount is payable by the Company pursuant to the preceding clause (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Broadcom. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) Broadcom Termination Fee.

(i) If (A) an Acquisition Proposal (or intention to make an Acquisition Proposal) with respect to Broadcom shall have been communicated to the Broadcom Board of Directors or publicly disclosed and, in the case of termination pursuant to Section 8.1(i), not publicly withdrawn at least five (5) Business Days prior to the date of the Broadcom Special Meeting or the Broadcom Redomiciliation Meeting (as applicable), (B) Broadcom or the Company terminates this Agreement pursuant to Section 8.1(b) or the Company terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(i) and (C) before the date that is twelve (12) months after the date of such termination, Broadcom or a Broadcom Subsidiary consummates a transaction described in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Broadcom shall, on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay or cause to be paid to the Company $3,600,000,000 in cash (the “Broadcom Termination Fee”). Solely for purposes of this Section 8.2(c)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(ii) If the Company terminates this Agreement pursuant to Section 8.1(g), within two (2) Business Days after such termination, Broadcom shall pay or cause to be paid to the Company the Broadcom Termination Fee.

(iii) If Broadcom terminates this Agreement pursuant to Section 8.1(k), prior to or concurrently with such termination Broadcom shall pay or cause to be paid to the Company the Broadcom Termination Fee.

(iv) In the event any amount is payable pursuant to the preceding clause (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall Broadcom be obligated to pay the Broadcom Termination Fee on more than one occasion.

(d) Broadcom Additional Termination Fee. If this Agreement is terminated (i) by the Company or Broadcom pursuant to Section 8.1(c) solely as a result of a final, non-appealable Adverse Law or Order that was enacted, promulgated or issued under applicable Antitrust Laws, or (ii) by the Company or Broadcom pursuant to Section 8.1(b) and all conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than the conditions set forth in Section 7.1(c) (but only if such unsatisfied condition resulted from an Adverse Law or Order enacted, promulgated or issued under applicable Antitrust Laws), Section 7.1(d) and Section 7.2(d) (so long as such condition is then capable of being satisfied if the date of such termination were deemed to be the Closing Date)) at the time this Agreement is so terminated, then Broadcom will, within two (2) Business Days following any such termination, pay or cause to be paid to the Company a fee of $8,000,000,000 in cash (the “Additional Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company; provided, however, Broadcom shall not be obligated to pay the Additional Termination Fee if (x) the Company’s breach of any of its representations, warranties, covenants or agreements under this Agreement proximately caused the failure to satisfy any of the conditions set forth in Section 7.1(c) (to the extent related to an Adverse Law or Order enacted, promulgated or issued under applicable Antitrust Laws) or Section 7.1(d) or caused the enactment, promulgation or issuance of the applicable Adverse Law or Order or (y) at the time of such termination, Broadcom was entitled to terminate this Agreement pursuant to Section 8.1(d). For the avoidance of doubt, in no event shall Broadcom be obligated to pay the Additional Termination Fee on more than one occasion.

(e) Other. Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (i) the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Broadcom Parties in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (ii) none of the Broadcom

Termination Fee or the Additional Termination Fee is a penalty, but rather each is a reasonable amount that will compensate the Company in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. If either the Company or Broadcom fails to pay all amounts due to the other Party under this Section 8.2 on the dates specified herein, then either the Company or Broadcom, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party. Notwithstanding anything to the contrary in this Agreement, (A) in no event shall Broadcom be obligated to pay both the Broadcom Termination Fee and the Additional Termination Fee and (B) except in the case of fraud or Willful Breach, (I) upon payment of the Company Termination Fee pursuant to this Section 8.2, none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (II) upon payment of the Broadcom Termination Fee or the Additional Termination Fee pursuant to this Section 8.2, none of the Broadcom Parties, any of the Broadcom Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Broadcom Shareholder Approval, as applicable, by written agreement of the Parties; provided, however, that after the receipt of the Company Stockholder Approval or the Broadcom Shareholder Approval, as applicable, no amendment shall be made which by Law requires further approval by such stockholders or shareholders, as applicable, without obtaining such further approval. This Agreement may not be amended, modified and supplemented except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on one hand, or Broadcom (on behalf of itself and the other Broadcom Parties), on the other hand, may, to the extent legally permitted and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties made by the other Party, and (iii) waive compliance with any of the agreements by the other Party. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything to the contrary contained herein, this Section 9.1(c), Section 9.9(b), Section 9.11(a)(2), Section 9.11(b)(2), Section 9.12 and Section 9.15 may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to the Financing Sources in their capacities as such without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), delivered through electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice shall be deemed to be given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to any Broadcom Party, to:

Broadcom Limited

1320 Ridder Park Drive

San Jose, CA 95131

Attention: Mark Brazeal, Chief Legal Officer

Email:        mark.brazeal@broadcom.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   Adam O. Emmerich

           David C. Karp

           Ronald C. Chen

Email:        aoemmerich@wlrk.com

          dckarp@wlrk.com

          rcchen@wlrk.com

and

if to the Company, to:

Qualcomm Incorporated

5775 Morehouse Drive, N-520I

San Diego, California 92121

Attention: Donald J. Rosenberg, General Counsel

Email:        djr@qualcomm.com

with a copy to (which shall not constitute notice):

[        ]

[        ]

[        ]

Attention: [        ]

Email:      [        ]

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest relating to (a) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or Broadcom, as applicable, or any of their respective Subsidiaries or (b) any acquisition by any Person or group of securities or assets of the Company or Broadcom, as applicable, or any of their respective Subsidiaries, that, in the case of clause (a) or (b), if consummated would result in any Person (or the stockholders or other equity interest holders of such Person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, more than 20% of the total voting power of any class of equity securities of the Company or Broadcom (or of the surviving parent entity in such transaction), as applicable, or more than 20% of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of the Company or Broadcom, as applicable, in each case other than the transactions contemplated by this Agreement.

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore.

“Adverse Law or Order” means (i) any statute, rule or regulation shall that have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger or the other Transactions, or (ii) there shall be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the Merger or the other Transactions.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, and any Laws that are designed or intended to regulate foreign investment.

“Bribery Legislation” means the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable U.S. or foreign anti-bribery or anti-corruption laws in any jurisdiction in which Broadcom or the Company or any of their respective Subsidiaries operates.

“Broadcom Board of Directors” means the board of directors of Broadcom.

“Broadcom Board Recommendation” means the applicable recommendation of the Broadcom Board of Directors that the Broadcom shareholders vote to approve the Redomiciliation and the issuance of Holdco Shares in connection with the Merger.

“Broadcom Equity Plans” means the following plans, as amended and/or restated from time to time: (a) the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries, (b) the Broadcom Corporation 2012 Stock Incentive Plan, (c) the Avago Technologies Limited 2009 Equity Incentive Award Plan, (d) the Amended and Restated Emulex Corporation 2005 Equity Incentive Plan, (e) the LSI Corporation 2003 Equity Incentive Plan, and (f) the Broadcom Corporation 1998 Stock Incentive Plan.

“Broadcom ESPP” means the Broadcom Limited Second Amended and Restated Employee Share Purchase Plan.

“Broadcom Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of Broadcom and the Broadcom Subsidiaries, taken as a whole; provided, however, that a Broadcom Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Broadcom or any of the Broadcom Subsidiaries operates; (c) any change after the date of this Agreement in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of the Company), including the impact thereof on the relationships with employees, customers, suppliers or other third parties (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure by Broadcom or any Broadcom Subsidiary to meet any internal or published projections (whether published by Broadcom, such Subsidiary or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Broadcom Material Adverse Effect may be taken into account in determining whether there has been a Broadcom Material Adverse Effect); (h) any change in the price or trading volume of Broadcom Ordinary Shares or any other publicly traded securities of Broadcom or any Broadcom Subsidiary (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Broadcom Material Adverse Effect may be taken into account in determining whether there has been a Broadcom Material Adverse Effect); and (i) any reduction in the credit rating of Broadcom or the Broadcom Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Broadcom Material Adverse Effect may be taken into account in determining whether there has been a Broadcom Material Adverse Effect); and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Broadcom or any Broadcom Subsidiary relative to other companies operating in the industry in which Broadcom or such Subsidiary operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Broadcom Material Adverse Effect has occurred.

“Broadcom Partnership” means Broadcom Cayman L.P., a Cayman Islands limited partnership.

“Broadcom Products” means the products or services licensed, sold or otherwise commercially released by or for Broadcom or any of the Broadcom Subsidiaries.

“Broadcom Redomiciliation Meeting” means a Singapore Court convened meeting of the holders of Broadcom Shares for the purpose of seeking the Broadcom Shareholder Approval of the Redomiciliation, including any postponement or adjournment thereof.

“Broadcom Shareholder Approval” means (a) with respect to the approval of the Redomiciliation, the affirmative vote of (i) a majority in number of the Broadcom shareholders present and voting, either in person or by proxy, at the Broadcom Redomiciliation Meeting and (ii) not less than seventy-five percent (75%) of the Broadcom Shares held by the Broadcom shareholders present and voting, either in person or by proxy, at the Broadcom Redomiciliation Meeting, in each case calculated in accordance with Singapore Law and any order(s) granted by the Singapore Court, and (b) with respect to the approval of issuance of Holdco Shares in connection with the Transactions, the affirmative vote of a simple majority of the votes attached to the Broadcom Shares which are represented at the Broadcom Special Meeting and voted on the proposal to approve the issuance of Holdco Shares as provided in this Agreement in person or by proxy.

“Broadcom Shares” means the Broadcom Ordinary Shares and the Broadcom Preference Shares.

“Broadcom Special Meeting” means the meeting of the holders of Broadcom Shares for the purpose of seeking the Broadcom Shareholder Approval with respect to the issuance of the Holdco Shares in connection with the Transactions, including any postponement or adjournment thereof.

“Broadcom Subsidiaries” means the Subsidiaries of Broadcom.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in the State of California, the State of New York or the Republic of Singapore are authorized or required by Law to be closed.

“Closing VWAP” means the volume weighted average price of a Broadcom Ordinary Share, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five (5) consecutive trading days ending on the third complete trading day prior to (and excluding) the Closing Date, as reported by Bloomberg; provided that the references to Broadcom Ordinary Shares shall be deemed replaced with Holdco Shares for any period in which Holdco Shares are listed and traded on NASDAQ and Broadcom Ordinary Shares are not so listed and traded.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary or any of their ERISA Affiliates may have any obligation or liability (whether actual or contingent).

“Company Board of Directors” means the board of directors of the Company.

“Company Board Recommendation” means the recommendation of the Company Board of Directors that the Company stockholders vote to adopt this Agreement.

“Company Bylaws” means the bylaws of the Company, as amended and restated and in effect on the date hereof.

“Company Certificate” means the Certificate of Incorporation of the Company, as amended and restated and in effect on the date hereof.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Credit Agreements” means each of (a) the Credit Agreement, dated November 8, 2016, among the Company, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, (b) the Amended and Restated Credit Agreement, dated November 8, 2016, among the Company, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and (c) if the Company has acquired Nautilus prior to the Closing Date and the same remains outstanding, the Secured Revolving Credit Agreement, dated December 7, 2015, among NXP Borrower and NXP Co-Borrower, as borrowers, the several lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as collateral agent and administrative agent, Citibank, N.A., as L/C issuer, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc. and Bank of America N.A. as joint lead arrangers and joint bookrunners, and Goldman Sachs Lending Partners LLC, Citigroup Global Markets Limited and Coöperative Centrale Raiffeisen-Boerenleenbank B.A. as co-managers.

“Company Equity Plans” means the following plans, as such plans have been amended and/or restated from time to time: (a) the Qualcomm Incorporated 2006 Long-Term Incentive Plan, (b) the Qualcomm Incorporated 2016 Long-Term Incentive Plan, (c) the Atheros Communications 2004 Stock Incentive Plan, (d) the Qualcomm Incorporated 2001 Stock Option Plan, and (e) each equity incentive plan assumed by the Company in connection with the consummation of the NXP acquisition, to the extent applicable.

“Company ESPP” means the Amended and Restated Qualcomm Incorporated 2001 Employee Stock Purchase Plan, as amended.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Material Adverse Effect” means any Effect that is materially adverse to the assets, properties, liabilities, financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which the Company or any of the Company Subsidiaries operates; (c) any change after the date of this Agreement in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Broadcom), including the impact thereof on the relationships with employees, customers, suppliers or other third parties (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (g) any failure by the Company to meet any internal or published projections (whether published by the Company or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (i) any reduction in the credit rating of the Company or any of the Company Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry in which the Company or such Subsidiary operates, then the incremental impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Products” means the final versions of products and services (excluding beta or evaluation versions or samples or reference designs) licensed, sold or otherwise commercially released by or for the Company or any of the Company Subsidiaries.

“Company Related Party” means the Company, any holder of Company Shares and each of their respective affiliates and their and their respective affiliates’ Representatives.

“Company Shares” means shares of Company Common Stock.

“Company Stock Option” means each option to purchase Company Shares.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Company Shares in favor of the adoption of this Agreement at the Company Meeting.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February [•], 2018, between Broadcom and the Company.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature; provided, however, that Contracts shall not include any Company Benefit Plan.

“Debt Commitment Letter” means the debt commitment letter, by and among Broadcom, Bank of America, N.A., Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, The Bank of Nova Scotia, Bank of Montreal, Royal Bank of Canada, RBC Capital Markets and Morgan Stanley Senior Funding, Inc. and certain other parties thereto, dated as of February [•], 2018 (together with the exhibits, schedules and annexes thereto, and as the same may be amended, supplemented or otherwise modified or replaced in accordance with the terms therein and herein and any related Debt Fee Letter).

“Debt Fee Letter” means the fee letter referred to in the Debt Commitment Letter.

“DGCL” means the General Corporation Law of the State of Delaware.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Equity Award Exchange Ratio” means the sum of (a) the Stock Consideration and (b) the quotient (rounded to the nearest four decimal places) obtained by dividing (i) the Cash Consideration by (ii) the Closing VWAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements or other definitive documents relating thereto, in each case, in their capacities as such, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Governing Documents” means, with respect to any Person, all organizational documents, articles of incorporation, bylaws and all memorandum of association, articles of association, member agreements or similar contracts relating to the ownership or governance of such Person.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Holdco RSU Award” means an award of Holdco restricted stock units.

“Holdco Shares” means the shares of common stock, par value $0.001 per share, of Holdco.

“Holdco Stock Option” means an option to purchase Holdco Shares.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized in accordance with GAAP), (d) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (e) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment), (f) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (g) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person (and all arrangements having similar effect, including by the granting of security for such Indebtedness of another Person), (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or any other derivative transaction or similar arrangement (valued at the notional amount thereof) and (i) all obligations of such Person under interest rate hedging transactions (calculated, as of any date, as the amount of any payments that would be required to be paid by the Company (or any of its Subsidiaries) to the counterparty banks in the event of an early unwind or early termination of such interest rate hedge transactions on such date).

“Intellectual Property” means any and all intellectual property rights or similar proprietary rights throughout the world, including all rights in or to: (a) inventions (whether or not patentable), patents, including utility models, industrial designs and design patents, and applications relating therefor (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any patents or patent applications, as well as all related foreign patent or patent applications that are counterparts to such patents or patent applications, and any other governmental grant for the protection of inventions or industrial designs (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) technology and other trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, techniques, protocols, business plans, specifications, research and development information and business plans (collectively, “Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) uniform resource locators, Internet domain names and Internet domain name applications and (g) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“knowledge” will be deemed to be, as the case may be, the actual knowledge (after reasonable inquiry) of (a) the Persons listed in Section 9.5 of the Broadcom Disclosure Letter with respect to any of the Broadcom Parties, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

“Law” means any federal, state, local or foreign law (including common law), statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding any restrictions arising under applicable securities laws.

“NASDAQ” means NASDAQ Global Select Market or NASDAQ Stock Market, as applicable.

“Nautilus” means NXP Semiconductors N.V.

“Nautilus Agreement” means that certain Purchase Agreement, dated as of October 27, 2016, by and between NXP and Qualcomm River Holdings B.V.

“Nautilus Borrower” means NXP B.V.

“Nautilus Co-Borrower” means NXP Funding LLC.

“Open License Terms” means terms in any license, distribution model or other agreement for a Work that require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software, (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software, (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under any Intellectual Property rights, (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means, (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages, including all licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Per Share Cash Equivalent Consideration” means the sum of (a) the Cash Consideration plus (b) the product obtained by multiplying the Stock Consideration by the Closing VWAP.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the ordinary course of business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings, (c) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (d) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) liens arising under applicable securities laws, and (f) zoning, building and other similar codes and regulations relating to real property.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Public Software” means (a) any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms and (b) any software, libraries or other code that is in the public domain or is otherwise made available under free or open source licensing and distribution models that are less restrictive than Open License Terms.

“RCRA” means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing), in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Representatives” means, when used with respect to any Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of such Party and its Subsidiaries.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended.

“SCA” means the Companies Act (Chapter 50 of Singapore).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company or Broadcom, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Broadcom, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Singapore Court” means the High Court of the Republic of Singapore, or where applicable on appeal, the Court of Appeal of the Republic of Singapore.

“Singapore Court Order” means the order of the Singapore Court sanctioning the Redomiciliation under Section 210 of the SCA.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means, with respect to the Company or Broadcom, as applicable, a bona fide written Acquisition Proposal that the Board of Directors of the Company or the Board of Directors of Broadcom, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to, and likelihood of, consummation), if consummated, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company or shareholders of Broadcom, respectively, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.5, except that the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains, license, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” means the Redomiciliation, the Merger and the other transactions contemplated by this Agreement.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Work” means any software, libraries or other code (including middleware and firmware).

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Agreement”	Section 5.3(a)
“Additional Per Share Consideration”	Section 2.1(a)
“Additional Termination Fee”	Section 8.2(d)
“Agreement”	Preamble
“Bankruptcy and Equity Exceptions”	Section 3.3(a)
“Broadcom”	Preamble
“Broadcom Capitalization Date”	Section 4.2(a)
“Broadcom Change of Recommendation”	Section 5.3(b)(iii)
“Broadcom Constitution”	Section 4.1(a)
“Broadcom Disclosure Letter”	Article IV
“Broadcom Ordinary Shares”	Recitals
“Broadcom Party”	Preamble
“Broadcom Permits”	Section 4.7(b)
“Broadcom Preference Shares”	Section 4.2(a)
“Broadcom SEC Documents”	Section 4.4(a)
“Broadcom Termination Fee”	Section 8.2(c)
“Cancelled Shares”	Section 2.1(b)
“CapEx Budget”	Section 5.1(b)(xix)
“Cash Consideration”	Section 2.1(a)
“CEDE”	Section 5.4(f)
“Certificate of Merger”	Section 1.1(c)
“Closing”	Section 1.1(b)
“Closing Date”	Section 1.1(b)
“Company”	Preamble
“Company 401(k) Plan”	Section 6.6(d)
“Company Book-Entry Shares”	Section 2.2(b)
“Company Capitalization Date”	Section 3.2(a)
“Company Certificates”	Section 2.2(b)
“Company Change of Recommendation”	Section 5.3(b)(iii)
“Company Common Stock”	Section 9.5
“Company Disclosure Letter”	Article III
“Company DSU Award”	Section 2.4(c)
“Company Equity Awards”	Section 2.4(e)
“Company Note Offers and Consent Solicitations”	Section 6.13(a)
“Company Notes”	Section 6.13(a)
“Company Notes Redemptions”	Section 6.13(c)
“Company Permits”	Section 3.7(b)
“Company Preferred Stock”	Section 3.2(a)
“Company RSU Award”	Section 2.4(b)
“Company SEC Documents”	Section 3.4(a)
“Company Shares”	Section 9.5

“Company Stock Option”	Section 9.5
“Company Termination Fee”	Section 8.2(b)
“Consent Solicitations”	Section 6.13(a)
“Continuing Employees”	Section 6.6(a)
“Converted Shares”	Section 2.1(b)
“Current ESPP Offering Period”	Section 2.4(d)
“D&O Indemnitee”	Section 6.4
“D&O Insurance”	Section 6.4
“Dissenting Shares”	Section 2.3(a)
“Divestiture Assets”	Section 6.2(d)
“DOJ”	Section 6.2(b)
“Effective Time”	Section 1.1(c)
“Exchange Agent”	Section 2.2(a)
“Existing Credit Facility Terminations”	Section 6.13(b)
“Form S-4”	Section 3.11
“Fractional Share Consideration”	Section 2.1(a)
“FTC”	Section 6.2(b)
“GAAP”	Section 3.4(b)
“Holdco”	Preamble
“Holdco Plans”	Section 6.6(b)
“Implementation Agreement”	Recitals
“Indemnified Parties”	Section 6.4
“Integration Committee”	Section 6.1(d)
“Joint Proxy Statement/Prospectus”	Section 3.11
“Merger”	Section 1.1(a)
“Merger Consideration”	Section 2.1(a)
“Merger Exchange Fund”	Section 2.2(a)
“Merger Sub”	Preamble
“Multiemployer Plan	Section 3.8(a)
“NASDAQ Shares”	Section 5.4(f)
“Notes Satisfaction and Discharge”	Section 6.13(c)
“Notice of Superior Proposal Recommendation Change”	Section 5.3(b)(iv)
“Offers and Consent Solicitations”	Section 6.13(a)
“Offers to Exchange”	Section 6.13(a)
“Offers to Purchase”	Section 6.13(a)
“Outside Date”	Section 8.1(b)
“Party”	Preamble
“Patents”	Section 9.5
“Payoff Letter”	Section 6.13(b)
“Redemption Documents”	Section 6.13(c)
“Redomiciliation”	Section 1.2
“Redomiciliation Proxy Statement”	Section 5.4(d)
“Remedy Action”	Section 6.2(d)
“Required Actions”	Section 6.2(d)
“SCA”	Section 9.5
“Specified Contracts”	Section 3.17(a)
“Stock Consideration”	Section 2.1(a)
“Surviving Corporation”	Section 1.1(a)
“Takeover Laws”	Section 3.20
“Trade Secrets”	Section 9.5

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. References to a wholly owned subsidiary of Broadcom shall include the Broadcom Partnership and any wholly owned subsidiary of the Broadcom Partnership. Following the completion of the Redomiciliation in accordance with the Implementation Agreement, references to Broadcom shall be deemed to be references to Holdco to the extent the context requires.

Section 9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Broadcom Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4 and the last sentence of Section 6.12(d), neither this Agreement (including the Company Disclosure Letter and the Broadcom Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that the Financing Sources shall be express third-party beneficiaries of this Section 9.9(b) and Section 9.1(c), Section 9.11(a)(2), Section 9.11(b)(2), Section 9.12 and Section 9.15, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.11 Governing Law; Jurisdiction.

(a) (1) This Agreement and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, that (i) any provisions of this Agreement which implicate the fiduciary duties of directors or officers of a Singapore limited company, corporation or entity shall be governed by and in accordance with the Laws of Singapore; and (ii) to the extent the authorization, effectiveness or effect of the Redomiciliation are required by statute or public policy to be governed by the Laws of Singapore, then the internal Laws of Singapore shall govern and apply, but only as to such matters and to the limited extent necessary to comply with and cause the Redomiciliation to be effective under the Laws of Singapore. (2) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Merger or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

(b) (1) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Delaware Superior Court, and appellate courts thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b)(1) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. (2) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.4 shall be effective service of process against it for any such action brought in any such court, (D) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE SCHEME, THE MERGER, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY

ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Broadcom, (ii) Holdco, or (iii) one or more direct or indirect wholly owned Subsidiaries of Broadcom or Holdco; provided that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could delay the Closing, increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, that no such assignment shall relieve Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each Company Related Party (other than any of the Broadcom Parties)) agrees (i) that neither it nor any other Company Related Party (other than any Broadcom Parties) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby and (ii) not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source (in its capacity as such) in connection with this Agreement, the Financing or the transactions contemplated hereby; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing under the applicable documentation governing the Financing. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BROADCOM LIMITED

By
Name:
Title:

BROADCOM LIMITED

By
Name:
Title:

QUANTUM MERGER SUB INC.

By
Name:
Title:

QUALCOMM INCORPORATED

By
Name:
Title:

[Signature Page to Agreement and Plan of Merger]